Exhibit 10.1

Syndicated facility agreement

dated 8 June 2006, as amended and restated on 30 September 2008.

ResMed Limited

ABN 30 003 765 142

Borrower

Each person listed in Schedule 1

Original Financier

HSBC Bank Australia Limited

ABN 48 006 434 162

Facility Agent

HSBC Bank Australia Limited

ABN 48 006 434 162

Security Trustee

EXECUTION COPY

Clayton Utz

Lawyers

Levels 19-35 No. 1 O’Connell Street Sydney NSW 2000 Australia

PO Box H3 Australia Square Sydney NSW 1215

T +61 2 9353 4000 F +61 2 8220 6700

www.claytonutz.com

Our reference 15136/15104/80079617

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	18
	1.3	Joint and several liability	19
	1.4	Working Capital Agreements	19

2.	The Facilities		19

	2.1	Facilities	19
	2.2	Financiers’ Commitments	20
	2.3	Several obligations	20
	2.4	Separate and independent rights	20
	2.5	Purpose	20
	2.6	Termination	21

3.	Conditions precedent		21

	3.1	Conditions precedent to the first Advance	21
	3.2	Conditions precedent to all Advances	21
	3.3	Conditions precedent to Tranche B Advances	21
	3.4	Facility Agent not liable	22
	3.5	Waiver of Conditions Precedent	22

4.	Drawdowns		22

	4.1	Notice	22
	4.2	Contents of Drawdown Notice	22
	4.3	Requirements of Drawdown Notice	23
	4.4	Amount of Tranche B and Tranche C Advances in Alternative Currencies	23
	4.5	Facility Agent to notify Financiers	23
	4.6	Making of Advances	23
	4.7	Maximum number of Advances	24

5.	Cancellation and reduction of Facilities		24

	5.1	Tranche A Commitments	24
	5.2	Tranche B Commitments	24
	5.3	Tranche C Commitments	24
	5.4	Tranche D Commitments	24
	5.5	Reduction of the Tranche A Commitment on the Tranche A Facility Reduction Dates	24
	5.6	Reduction consequent on repayment or prepayment	25
	5.7	Limitations	25

6.	Repayment and prepayments		25

	6.1	Repayment of Tranche A Advances	25
	6.2	Repayment of Tranche B Advances	26
	6.3	Repayment of Tranche C Advances	26
	6.4	Repayment of Tranche D Advances	26
	6.5	Voluntary prepayment	26
	6.6	General provisions relating to repayment and prepayment	26

7.	Interest		27

	7.1	Interest Periods	27
	7.2	Restrictions on selection	27
	7.3	Calculation of interest	28
	7.4	Payment of interest	28

i

8.	Interest on overdue amounts		28

	8.1	Default interest	28
	8.2	Interest after judgement	28
	8.3	Accrual and calculation of interest	29

9.	Bill reliquefication		29

	9.1	Drawing of Bills	29
	9.2	Attorney	29
	9.3	Dealing	29
	9.4	Appointment revoked	29
	9.5	Indemnity	29
	9.6	Notice	30
	9.7	Satisfaction of Obligations	30

10.	Fees		30

	10.1	Upfront fees	30
	10.2	Unused Commitment fee	30
	10.3	Payments to the Facility Agent and Security Trustee	31
	10.4	No refund	31

11.	Payments		31

	11.1	Payment to Security Trustee	31
	11.2	Time and place	32
	11.3	Merger	32
	11.4	Currency for payments	32
	11.5	Payments to the Obligors	32
	11.6	Payments to the Financiers	33
	11.7	Insufficient payment	33
	11.8	Anticipatory payments	33

12.	Taxes		33

	12.1	No deduction for Taxes and no set-off or counterclaim	33
	12.2	Payment net of Taxes	34

13.	Illegality		34

14.	Increased cost		35

	14.1	Obligation to indemnify	35
	14.2	Prepayment after increased cost	35

15.	Representations and warranties		36

	15.1	Representations and warranties	36
	15.2	Repetition of representations and warranties	38
	15.3	Reliance on representations and warranties	38
	15.4	No representations to the Borrower	38

16.	Undertakings		38

	16.1	General undertakings	38
	16.2	Reports and information	40
	16.3	Financial undertakings	41
	16.4	Change to Accounting Principles	42
	16.5	Acquired Subsidiaries and Additional Guarantees	43

17.	Financial Covenants		43

	17.1	Financial Covenants	43
	17.2	Borrower and Guarantor Group	43

18.	Default and termination		44

	18.1	Events of Default	44
	18.2	Consequences	46

19.	Prior Documentation		46

20.	Indemnities		46

21.	Facility Agent and Security Trustee		47

	21.1	Appointment of Facility Agent	47
	21.2	Appointment of Security Trustee	47
	21.3	Instructions to Facility Agent	48
	21.4	Instructions to Security Trustee	49
	21.5	Seeking instructions from Financiers	49
	21.6	Acts binding on Finance Parties	50
	21.7	No need for inquiries	50
	21.8	Restrictions on Financiers’ rights	50
	21.9	Delegation	50
	21.10	Provision of information	51
	21.11	Facility Agent and the Security Trustee not bound to enquire	51
	21.12	Notice of Default	52
	21.13	Facility Agent or Security Trustee as Financier	52
	21.14	Other dealings	52
	21.15	Communications	53
	21.16	Observe laws	53
	21.17	Relationships	53
	21.18	Not responsible	53
	21.19	Independent investigations	54
	21.20	Exclusion of liability	54
	21.21	Reimbursement and Indemnity	54
	21.22	Replacement of Facility Agent	55
	21.23	No authority	56

22.	Set-off		56

23.	Pro rata sharing		57

24.	Expenses, stamp duties and GST		58

	24.1	Expenses and Stamp Duty	58
	24.2	GST	58

25.	Assignments and confidentiality		59

	25.1	Successors and assigns	59
	25.2	Assignments by Obligors	59
	25.3	Financiers	59
	25.4	Substitution	59
	25.5	Increased costs, Taxes and illegality	60
	25.6	Sub-participation	60
	25.7	Confidentiality - General	60
	25.8	Disclosure to assignees or substitutes	61

26.	Governing law and jurisdiction		61

	26.1	Governing law	61
	26.2	Jurisdiction	61

27.	Miscellaneous		62

	27.1	Certificate of Facility Agent	62
	27.2	Notices	62
	27.3	Continuing obligation	63
	27.4	Settlement conditional	63
	27.5	Further assurance	63
	27.6	Severance	63
	27.7	Remedies cumulative	64
	27.8	Waiver	64
	27.9	Consents	64
	27.10	Indemnities	64
	27.11	Time of the essence	64
	27.12	Moratorium legislation	64
	27.13	Binding on each signatory	64
	27.14	Counterparts	65
	27.15	Entire agreement	65

28.	No representation by or reliance		65

Schedule 1 - Original Financiers/Commitments			66

Schedule 2 - Original Guarantors			67

Schedule 3 - Documentary conditions precedent			68

Schedule 4 - Form of Drawdown Notice			69

Schedule 5 - Substitution Certificate			70

Syndicated facility agreement dated 8 June 2006 as amended and restated on 30 September 2008

Parties	ResMed Limited ABN 30 003 765 142

(“Borrower”)

Each person listed in Schedule 1

(each an “Original Financier”)

HSBC Bank Australia Limited ABN 48 006 434 162

(in this capacity the “Facility Agent”)

HSBC Bank Australia Limited ABN 48 006 434 162

(in this capacity the “Security Trustee”)

Background

At the request of the Borrower, the Financiers have agreed to provide financial accommodation to the Borrower in accordance with this agreement.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

“Accepted Accounting Practices” means the accounting practices and standards generally accepted in the United States of America.

“Accounts” means a statement of income, balance sheet and a statement of cash flow together with any statements, reports (including any directors’ and auditors’ reports) and notes attached to or intended to be read with any of them.

“Additional Guarantor” means a person who enters into a guarantee and indemnity pursuant to clause 16.5 or clause 17.2.

“Advance” means a Tranche A Advance, a Tranche B Advance, a Tranche C Advance or a Tranche D Advance.

“Agency Fee Letter” means the letter dated on or about 8 June 2006 from the Facility Agent and the Security Trustee to the Borrower, as accepted by the Borrower, setting out the fees payable by the Borrower to the Facility Agent and the Security Trustee for their own account in connection with the Finance Documents.

“Agreement for the Purchase of Debts” means the document entitled “Agreement for the Purchase of Debts” between Resmed (UK) Ltd and HSBC Invoice Finance (UK) Ltd.

“Alternative Currency” means any currency, other than US Dollars.

“Amendment and Restatement Agreement” means the document entitled “Amendment and Restatement Agreement” dated on or about September 2008 between the Borrower, each Original Financier, the Facility Agent and the Security Trustee.

“Australian Dollars” or “AUD” means the lawful currency for the time being of the Commonwealth of Australia.

“Authorisation” means:

(a)	any authorisation, permit, consent, approval, resolution, licence, exemption, permission, recording, filing or registration required by any Government Authority or any law; and

(b)	in relation to any act, matter or thing which will be prohibited or restricted either in whole or in part by any law if a Government Authority intervenes or acts in any way within a specified period after lodgement, filing, registration, notification or any other event, the expiry of that period without intervention or action.

“Authorised Officer” in relation to any Obligor means a person appointed as an authorised officer of that Obligor for the purposes of the Finance Documents by a resolution of the board of directors of that Obligor and in respect of whom the Facility Agent has received a certificate signed by a director of that Obligor setting out that person’s name, position and signature and confirming the appointment, provided the Facility Agent has not received notice of revocation of that appointment.

“Availability Period” means the Tranche A Availability Period, the Tranche B Availability Period, the Tranche C Availability Period or the Tranche D Availability Period.

“Base Rate” means:

(a)	the BBSY Base Rate in relation to Advances in Australian Dollars;

(b)	Eurolibor in relation to Advances in Euros;

(c)	Sterling LIBOR in relation to Advances in Sterling; and

(d)	US Dollar LIBOR in relation to Advances in US Dollars.

“BBSY Base Rate” for any period means the rate expressed as a percentage per annum (rounded upwards if necessary to 4 decimal places) which is:

(a)	the average of the bid rates shown at approximately 10.10 am (Sydney time) on page “BBSY” on the Reuters Screen on the first day of that period for a term equal to or approximately equal to the period; or

(b)	if the Facility Agent is unable to determine the average rate in accordance with paragraph (a) of this definition or the basis on which the bid rates referred to in paragraph (a) of this definition changes and, in the reasonable opinion of the Facility Agent, that rate ceases to reflect the Financiers’ cost of funding to the same extent as at the date of this agreement, the rate determined by the Facility Agent, acting reasonably, to be the appropriate equivalent rate having regard to prevailing market conditions.

“Bill” has the meaning given to “bill of exchange” in the Bills of Exchange Act 1909 (Commonwealth), but does not include a cheque or payment order, and any reference to the drawing, acceptance, indorsement or other dealing of or with a Bill refers to a drawing, acceptance, indorsement or other dealing within the meaning of that Act.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business generally in Sydney and London.

“Commitment” in relation to a Financier means that Financier’s Tranche A Commitment, Tranche B Commitment, Tranche C Commitment and Tranche D Commitment.

“Constitution” means the replaceable rules, constitution or combination of both as those terms are used in section 134 of the Corporations Act or, in the case of Obligors incorporated outside Australia, the relevant constitutional documents of that Obligor.

“Controller” means, in relation to a person’s property:

(a)	a receiver or receiver and manager of that property; or

(b)	anyone else who (whether or not as agent for the person) is in possession, or has control, of that property to enforce an Encumbrance.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Current Assets” means the aggregate value of the current tangible assets of the Group on a consolidated basis determined in accordance with Accepted Accounting Practices.

“Deed of Variation” means the Deed of Variation relating to the Resmed Loan Agreement dated 8 June 2006 between the Borrower and ResMed SAS.

“Default Interest Period” means, for an Unpaid Sum, a period of 30 days (or any other period the Facility Agent selects) beginning on the day on which the amount falls due, or on the last day of another Default Interest Period for that Unpaid Sum.

“Default Rate” means, for any day in a Default Interest Period, the applicable Prescribed Rate for that Default Interest Period plus 2%.

“Distribution” means:

(a)	any dividend, charge, interest, fee, payment or other distribution (whether cash or assets) or redemption, repurchase, defeasance, retirement or repayment on or in respect of any shares issued by any Obligor; or

(b)	any interest payment, any repayment or prepayment of any amount of principal or any other payment in respect of any liability of any member of the Group to any shareholder of the Borrower at any time in connection with any Financial Liability.

“Drawdown Date” means the date on which an Advance is made.

“Drawdown Notice” means a notice given under clause 4 in the form of Schedule 4.

“EBITDA” means, for any period, the Operating Profit for that period before taking into account Gross Interest payable or receivable by the members of the Group, Tax on income and profits payable by the members of the Group, depreciation and amortisation in respect of fixed assets, real property, and plant and equipment, intangibles and exceptional and extraordinary items (and, in the case of an operating loss, it shall be expressed as a negative amount), but excluding stock-based compensation costs and/or costs arising from employee share schemes, in each case, determined in accordance with, and by reference to, the relevant financial statements delivered to the Facility Agent and Accepted Accounting Practices including, without limitation, FASB Statement No. 123 (Accounting for Stock-Based Compensation).

“Effective Date” has the same meaning given to that term in the Amendment and Restatement Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

“Equivalent” means, in relation to an amount specified in a particular currency (the “first amount”), the net amount of any other currency which the Facility Agent determines can be purchased with the first amount in the Australian foreign exchange market at or about 11.00 am on the day on which the calculation falls to be made for spot delivery.

“Euro” or “EUR” means the single currency of European Participating Member States, and, in respect of all payments to be made under this agreement in Euros, immediately available, freely transferable funds.

“Euro Amount” means, in relation to an Advance, the amount of that Advance in Euros specified in the relevant Drawdown Notice.

“Eurolibor” means, for an Interest Period:

(a)	the rate determined by the Facility Agent to be the arithmetic mean, expressed as a percentage per annum (rounded up (if necessary) to 4 decimal places), of the rates for deposits in Euro quoted:

(i)	at or about 11.00 am (London time) 2 Business Days before the first day of that Interest Period; and

(ii)	for a period equal or comparable to that Interest Period,

on the Reuters monitor system page “LIBOR 01” or any page which replaces that page; or

(b)	where the page referred to in paragraph (a) is not available, or less than 2 rates are quoted on that page at that time, the rate determined by the Facility Agent to be the arithmetic mean of the rates expressed as a percentage per annum (rounded up (if necessary) to 4 decimal places), at which deposits:

(i)	denominated in Euro;

(ii)	for the same or for a comparable amount; and

(iii)	for a period equal or comparable to that Interest Period,

are offered to the Facility Agent by any two Reference Banks, in the interbank market selected by it, at or about 11.00 am (local time in the place of that market) 2 Business Days in the place of that market before the first day of that Interest Period.

“European Participating Member States” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to the Economic and Monetary Union.

“Event of Default” has the meaning given in clause 18.1.

“Event of Insolvency” means:

(a)	a Controller, administrator or similar officer is appointed in respect of a person or any asset of a person;

(b)	a liquidator or provisional liquidator is appointed in respect of a corporation;

(c)	any application (not being an application withdrawn or dismissed within 5 Business Days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(i)	appointing a person referred to in paragraph (a) or (b) other than under a solvent scheme of arrangement pursuant to Part 5.1 of the Corporations Act;

(ii)	winding up or dissolving a corporation; or

(iii)	proposing or implementing a scheme of arrangement;

(d)	a moratorium of any debts of a person or any other assignment, composition or arrangement (formal or informal) with a person’s creditors or any similar proceeding or arrangement by which the assets of a person are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee, is ordered, declared or agreed to, or is applied for and the application is not withdrawn or dismissed within 5 Business Days;

(e)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a person;

(f)	a person becomes, or admits in writing that it is, or is declared to be or is taken under any applicable law to be, insolvent or unable to pay its debts; or

(g)	anything analogous to anything referred to in paragraphs (a) to (f) inclusive of this definition, or which has a substantially similar effect, occurs with respect to a person under any other law.

“Excluded Taxes” means any Taxes imposed by any jurisdiction on the overall net income of a Finance Party as a consequence of the Finance Party being a resident of or organised or doing business in that jurisdiction.

“Facilities” means the Tranche A Facility, the Tranche B Facility, the Tranche C Facility and the Tranche D Facility.

“Facility Agent” means HSBC Bank Australia Limited, or if HSBC Bank Australia Limited has been replaced, the successor appointed under clause 21.22.

“Facility Office” in respect of a Financier means the address of that Financier specified in Schedule 1 or in the Substitution Certificate or other document by which it became a party to or acquired rights under this agreement or, subject to clause 25.5(b), any other address as notified by that Financier to the Facility Agent (by not less than 5 Business Days’ notice) as the address through which it will perform its obligations under this agreement.

“FASB” means the Financial Accounting Standards Board in the United States of America.

“Fee Letters” means the Agency Fee Letter and the Upfront Fee Letter.

“Final Termination Date” means 8 June 2011.

“Finance Documents” means:

(a)	this agreement;

(b)	any Substitution Certificate;

(c)	the Security Trust Deed;

(d)	the Working Capital Agreements;

(e)	any Hedge Agreement;

(f)	the Deed of Variation;

(g)	each Security;

(h)	each Fee Letter;

(i)	the Guarantor Consent Deeds;

(j)	the Amendment and Restatement Agreement;

(k)	any document that amends, supplements, replaces or novates any of the above; and

(l)	any other document as agreed by the Borrower and the Facility Agent to be a Finance Document for the purposes of this agreement.

“Finance Party” means any Financier, the Facility Agent, the Security Trustee, any Hedge Counterparty and the Working Capital Financiers.

“Financial Liability” means an obligation (whether present or future, actual or contingent) to pay or deliver any money or commodity under or in respect of any financial accommodation including under or in respect of any:

(a)	money borrowed or raised;

(b)	redeemable or repurchaseable share or stock;

(c)	bill of exchange, promissory note or other financial instrument (whether or not transferable or negotiable);

(d)	put option or buyback or discounting arrangement in respect of any property;

(e)	lease, licence or other arrangement in respect of any property entered into primarily to raise finance or to finance the acquisition of that property (other than a lease, licence or arrangement which may be accounted for as an operating lease under applicable generally accepted accounting principles);

(f)	hire purchase or deferred payment obligation for any property or service;

(g)	interest or currency swap or hedge arrangement, financial option, futures contract or analogous transaction; or

(h)	arrangement which achieves the same or a similar commercial effect as or to any of the above,

and any guarantee (including any guarantee and indemnity, indemnity, letter of credit, performance bond, acceptance or endorsement) of any Financial Liability of another person. It does not include any extended payment terms for the supply of goods and services entered into by the Borrower in the ordinary course of its ordinary business.

“Financial Ratio” means (individually and collectively) the ratios and covenants set out in clause 17.

“Financial Year” means each 12 month period ending on any 30 June.

“Financier” means:

(a)	any Original Financier; and

(b)	any person to which rights and/or obligations under the Finance Documents are assigned or transferred under clause 25 and which agrees to be a “Financier” or which assumes rights and obligations pursuant to a Substitution Certificate, provided that on:

(i)	termination in full of all the Commitments of any Financier; and

(ii)	irrevocable payment in full of all amounts which may be or become payable to that Financier under the Finance Documents,

that Financier will cease to be a Financier.

“Gearing Ratio” means, in respect of any Twelve-Month Period, the ratio of Total Debt to EBITDA during that period.

“Government Authority” means any government or any governmental or semi governmental entity, authority, agency, commission, corporation or body (including those constituted or formed under any Statute), local government authority, administrative or judicial body or tribunal or stock exchange.

“Gross Interest” means, for any period, the aggregate amount of interest, amounts in the nature of interest and other fees of, or associated with, Total Debt that has been paid, incurred or accrued due for payment by the Group during that period calculated in accordance with Accepted Accounting Practices.

“Group” means the Parent and its Subsidiaries.

“Group Company” means any member of the Group.

“GST” means any goods and services tax, consumption tax, value added tax or any similar tax, impost or duty.

“GST Liability” has the meaning given in clause 24.2.

“Guarantees” means the International Guarantee, the US Guarantee and all other guarantees required to be entered into pursuant to clause 16.5 and clause 17.2.

“Guarantor” means an Original Guarantor and an Additional Guarantor.

“Guarantor Consent Deeds” has the same meaning as in the Amendment and Restatement Agreement.

“Hedge Agreement” means the 2002 ISDA Master Agreement dated 16 August 2006 and entered into between The HongKong and Shanghai Banking Corporation Limited and the Borrower (including all transactions and confirmations entered into under it) and any other interest rate hedge agreement or other hedge agreement (including any master agreement, any schedule thereto and any transaction or confirmation under it) entered into by the Borrower with a Hedge Counterparty in relation to hedging arrangements under or related to this agreement.

“Hedge Counterparty” means The HongKong and Shanghai Banking Corporation Limited and any other entity nominated by the Facility Agent.

“HSBC Entities” means HSBC Bank plc, its Subsidiaries and affiliates.

“Insolvency Provision” means any law relating to insolvency, sequestration, liquidation, winding up or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences and any law under which a liquidator or trustee in bankruptcy may set aside or avoid transactions) and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

“Intercompany Loans” means:

(a)	any Financial Liabilities owed by the Borrower to:

(i)	ResMed NZ Limited AK/955498;

(ii)	ResMed Holdings Limited ABN 28 0003 765 133 in its own capacity; or

(iii)	ResMed EAP; and

(b)	any Financial Liabilities owed by:

(i)	ResMed (UK) Limited;

(ii)	ResMed Inc, Australian Branch ABN 46 064 514 852;

(iii)	ResMed Asia Pacific Limited ABN 86 070 076 470;

(iv)	ResMed Holdings Limited as trustee of the ResMed Property Trust;

(v)	ResMed (R&D) Limited ABN 42 087 053 969; or

(vi)	the Parent,

to the Borrower.

“Interest Coverage Ratio” means, in respect of a Twelve-Month Period, the ratio of EBITDA to Gross Interest during that Twelve-Month Period.

“Interest Period” means, in relation to an Advance, each period determined in accordance with clauses 7.1 and 7.2 and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.1.

“Interest Period Quotation Date” means two Business Days before the first day of an Interest Period.

“International Guarantee” means the guarantee and indemnity dated 8 June 2006 between the Borrower, ResMed SAS, ResMed GmbH & Co. KG, ResMed (UK) Limited, Take Air Medical Handels-GmbH and the Security Trustee as amended on or about the Effective Date pursuant to the Guarantor Consent Deed in relation to the International Guarantee.

“Joint Venture” means any form of joint venture, whether a company, unincorporated entity, undertaking, association, partnership or other similar entity.

“LIBOR Quotation Date” means, in relation to any period for which LIBOR is to be determined, the date on which quotations are customarily provided by leading banks in the London interbank market for deposits in the relevant currency for delivery on the first day of that period.

“Majority Financiers” means at any time:

(a)	during any period no Advances are outstanding, Financiers the aggregate of whose Commitments at the relevant time represent by value more than 66 2/3% of the Total Commitments at that time;

(b)

during any period any Advance is outstanding but no Event of Default subsists, Financiers the aggregate of whose participation in the Advances then outstanding represent by value more than 66 2/3% of the aggregate of all the Advances then outstanding; or

(c)

during any period any Advance is outstanding and an Event of Default subsists, Financiers the aggregate of whose participation in Advances then outstanding represents by value more than 66 2/3% of the aggregate of all of the Advances at that time, whether or not a majority of Financiers by number.

“Margin” means:

(a)	if the Gearing Ratio is less than or equal to 1.80:1:

(i)	in relation to Tranches A,B and D, 0.80 per cent per annum; and

(ii)	in relation to Tranche C, 0.70 per cent per annum;

(b)	if the Gearing Ratio is greater than 1.80:1:

(i)	in relation to Tranches A,B and D, 0.90 per cent per annum; and

(ii)	in relation to Tranche C, 0.80 per cent per annum,

in each case with the Gearing Ratio being calculated by the Facility Agent by reference to the latest Accounts received by the Facility Agent under clause 16.2 prior to the Interest Period Quotation Date. If for any reason the Facility Agent is unable to calculate the Gearing Ratio (including because the Facility Agent has not received the required Accounts) the Margin will be 0.90 per cent per annum for Tranches A,B and D and 0.80 per cent per annum for Tranche C. The parties agree that any change in the Margin will only take effect from the first day of the next Interest Period and that the Margin may not change within an Interest Period.

“Material Adverse Effect” means, in respect of a person, a material adverse effect in the reasonable opinion of the Facility Agent on:

(a)	its business, property or financial condition;

(b)	its ability to perform its obligations under a Finance Document; or

(c)	the effectiveness or priority of any Security given by it.

“Material Authorisation” in relation to an Obligor means any Authorisation required to be obtained by it in accordance with clause 16.1(d).

“Net Income” means, for any period, the net profit (or losses) after Tax of the Group for such period as determined in accordance with, and by reference to, the relevant financial statements delivered to the Facility Agent and Accepted Accounting Practices.

“Net Profit After Tax” has the same meaning given to that term under generally accepted accounting principles in Australia consistently applied.

“Obligations” means all the liabilities and obligations of any Obligor to any Finance Party under or by reason of any Finance Document and includes any liabilities or obligations which:

(a)	are liquidated or unliquidated;

(b)	are present, prospective or contingent;

(c)	are in existence before or come into existence on or after the date of this agreement;

(d)	relate to the payment of money or the performance or omission of any act;

(e)	sound in damages only; or

(f)	accrue as a result of any Event of Default,

and irrespective of:

(g)	whether any Obligor is liable or obligated solely, jointly or jointly and severally with another person;

(h)	the circumstances in which any Finance Party comes to be owed each liability or obligation, including any assignment of any liability or obligation; or

(i)	the capacity in which any Obligor and any Finance Party comes to owe or to be owed that liability or obligation.

“Obligor” means (without duplication) the Borrower, each borrower under each Working Capital Agreement, each Guarantor and any other member of the Group which has been required to provide (whether or not it has yet entered into) Security.

“Operating Profit” means for any period, the operating profit on ordinary activities of the Group determined in accordance with, and by reference to, the relevant financial statements delivered to the Facility Agent and Accepted Accounting Practices.

“Original Guarantor” means each person listed in Schedule 2.

“Original Security” means:

(a)	the International Guarantee;

(b)	the US Guarantee; and

(c)	the Pledge.

“Parent” means ResMed Inc, a US corporation incorporated in Delaware.

“Permitted Currency” means:

(a)	Euros, in relation to Tranche A;

(b)	Australian Dollars, United States Dollars, Euros and Sterling, in relation to Tranche B;

(c)	Australian Dollars, United States Dollars and Euros, in relation to Tranche C; and

(d)	United States Dollars in relation to Tranche D.

“Permitted Encumbrances” in respect of any Obligor means:

(a)	any Encumbrance created under the Security;

(b)	the UBOC Security;

(c)	the UK Security;

(d)	the rent deposit deed (relating to the lower ground floor premises at 8 Wimpole Street, London W1) dated 18 January 2006 and executed by ResMed (UK) Limited in favour of Wimpole House Limited and all other rent deposit deeds executed by ResMed (UK) Limited in relation to leases of premises in the United Kingdom, provided that the aggregate of the amounts secured under all the rent deposit deeds does not exceed GBP 250,000;

(e)	in respect of ResMed Inc. and ResMed Corp.:

(i)	inchoate liens incident to construction on or maintenance of property; or liens incident to construction on or maintenance of property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of non-payment of the obligations secured by such liens, no such property is subject to a material impending risk of loss or forfeiture;

(ii)	liens for taxes and assessments on property which are not yet past due; or liens for taxes and assessments on property for which adequate reserves have been set aside (to the extent required by the Accepted Accounting Practices) and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such liens, no such property is subject to a material impending risk of loss or forfeiture;

(iii)	defects and irregularities in title to any property which in the aggregate do not materially impair the fair market value or use of the property for the purposes for which it is or may reasonably be expected to be held;

(iv)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, and other like purposes affecting property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(v)	rights reserved to or vested in any Government Authority to control or regulate, or obligations or duties to any Government Authority with respect to, the use of any property, excluding any consensual arrangements with any Government Authority (other than those in existence on the date hereof, if any) which individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on such Obligor;

(vi)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of property;

(vii)	statutory liens, other than those described in paragraphs (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto (to the extent required by the Accepted Accounting Practices) and, by reason of nonpayment, no property is subject to a material impending risk of loss or forfeiture;

(viii)	rights of tenants under leases and rental agreements covering property entered into in the ordinary course of business of the person owning such property;

(ix)	liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including liens of judgments thereunder which are not currently dischargeable; and

(x)	liens consisting of deposits of property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor),

provided that the aggregate of the amounts secured under the above categories of Permitted Encumbrance will not exceed USD 1,000,000;

(f)	any other lien that arises by operation of law in the ordinary course of ordinary business, where the amount secured is not overdue or is being contested in good faith; or

(g)	any Encumbrance otherwise approved by the Facility Agent.

“Pledge” means the French law document titled Pledge Agreement over Financial Instruments Account dated on or about the Effective Date and executed by ResMed SAS in favour of HSBC Bank Australia Limited as security agent and others, creating a pledge over ResMed SAS’s shares in SAIME.

“Potential Event of Default” means any event or circumstance which, with the passage of time or the giving of notice or both, would become an Event of Default.

“Power” means any right, power, authority, discretion, remedy or privilege.

“Prescribed Rate” for each Interest Period means the aggregate of the Margin and:

(a)	the BBSY Base Rate for Advances in Australian Dollars;

(b)	Eurolibor for Advances in Euros;

(c)	US Dollar LIBOR for Advances in US Dollars;

(d)	Sterling LIBOR for Advances in Sterling,

in each case in relation to that Interest Period.

“Previous Facility Agreement” means the syndicated facility agreement dated 16 May 2005 between the Borrower and HSBC Bank Australia Limited as initial lender, facility agent and security trustee.

“Reference Banks” means HSBC Bank plc, Barclays Bank plc and Lloyds TSB Bank plc or any other banks or financial institutions determined by the Facility Agent from time to time in consultation with the Borrower.

“Related Body Corporate” has the meaning given in section 9 of the Corporations Act, but on the basis that “Subsidiary” for the purposes of that definition has the meaning given in this agreement.

“Repayment Date” means any date on which the Borrower is required to make a payment under clause 6.1(a) or 6.3.

“ResMed Corp.” means ResMed Corp., a US corporation incorporated in Minnesota, having its principal office at 14040 Danielson Street, Poway, CA 92064 USA.

“ResMed EAP” means ResMed EAP, a US corporation incorporated in Delaware.

“ResMed GmbH & Co. KG” means ResMed GmbH & Co. KG, a limited liability company incorporated in Germany having its seat in Martinsried (Municipality of Planegg), registered in the commercial register of the local court of Munich under HRA 85330.

“ResMed Holdings Limited” means ResMed Holdings Limited ABN 28 003 765 133, whose registered office is at 1 Elizabeth Macarthur Drive, Bella Vista, NSW 2153.

“Resmed Loan Agreement” means the Intercompany Loan Agreement dated 13 May 2005 between the Borrower (as lender) and ResMed SAS (as borrower).

“ResMed Property Trust” means the trust constituted pursuant to a deed entitled “The ResMed Property Trust Deed” dated 7 August 1997 and entered into between ResMed Holdings Limited ACN 003 765 133 as trustee and the Borrower as initial unit holder.

“ResMed SAS” means ResMed SAS, a limited company incorporated under the laws of France with a share capital of EUR46,050,000, whose registered office is at Parc Technologique de Lyon, 292 Allee Jacques Monod, 69791 Saint Priest Cedex, France registered with the Registry of Commerce and Companies of Lyon under single identification number 407 775 170.

“ResMed (UK) Limited” means ResMed (UK) Limited, incorporated in England with company registration number 02863553, whose registered office is at 96 Milton Park, Abingdon, Oxfordshire, OX14 4RY.

“SAIME” means SAIME a limited company (société par actions simplifiée) organised and existing under the laws of France, with a share capital of EUR 7,890,000, whose registered office is situated at 25, avenue de l’Etain, 77176 Savigny le Temple, registered with the Registry of Commerce and Companies of Melun under single identification number 451 683 536 RCS Melun.

“Security” means the Original Security and all other Encumbrances held by the Security Trustee at any time for the due satisfaction of the Obligations.

“Security Trust Deed” means the security trust deed dated 9 May 2006 and entered into between the Borrower and the Security Trustee.

“Security Trustee” means HSBC Bank Australia Limited, or if HSBC Bank Australia Limited has been replaced, the successor appointed under the Security Trust Deed.

“Semi-Annual Date” means 30 June and 31 December in each year.

“Semi-Annual Period” means each six-month period commencing on a Semi-Annual Date and ending on the next Semi-Annual Date.

“Statute” means any legislation of any Parliament or of any State or Territory of any jurisdiction in force at any time, and any rule, regulation, ordinance, by-law, statutory instrument, order or notice at any time made under that legislation and, in each case, any consolidations, amendments, re-enactments and replacements.

“Sterling” or “GBP” means the lawful currency for the time being of the United Kingdom; and, in respect of all payments to be made under this agreement in Sterling, immediately available, freely transferable funds.

“Sterling LIBOR”, in relation to an Interest Period or any other period, means:

(a)	the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen; or

(b)	if the relevant page is replaced or the service ceases to be available, another page or service displaying the appropriate rate as the Facility Agent (after consultation with the Borrower and the Financiers) may specify; or

(c)	if no such rate is available, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market,

and in all cases, the rate will be established as at 11.00 am on the LIBOR Quotation Date for the offering of deposits in Sterling and for the period requested.

“Subsidiary” in relation to any person, has the meaning given in the Corporations Act but as if “body corporate” included any person and for the purposes of which any beneficial interests will be deemed shares. A reference to a subsidiary in relation to the Borrower also includes the Resmed Property Trust.

“Substitution Certificate” means a certificate substantially in the form of Schedule 5 completed and entered into in accordance with clause 25.4, and a reference to “substitutes” will be construed as references to a person becoming party to this agreement under any Substitution Certificate.

“Take Air Medical Handels-GmbH” means Take Air Medical Handels-GmbH a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered with the commercial register of the Local Court of Achim in Germany under HRB 5506, dated 17 May 2005.

“Tangible Net Worth” means, in respect of the Group (on a consolidated basis) at any time, the aggregate of tangible fixed assets and Current Assets at that time less all current liabilities and all long term liabilities (including, without limitation, contingent liabilities) at that time.

“Tax” means all taxes, levies, imposts, deductions, charges and withholdings assessed, imposed, collected, or withheld under any legislation and, in each case, all interest, fines, penalties, charges, fees or other amounts in respect of them.

“Total Commitments” means the aggregate of the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments and the Total Tranche D Commitments.

“Total Debt” means, for a period, in respect of the Group, the aggregate principal amount of all Financial Liabilities to entities outside the Group which is interest bearing (including but not limited to, interest on convertible notes, redeemable preference shares and any amounts payable in relation to any finance lease which is treated as interest) on a consolidated basis, but excluding the Intercompany Loans.

“Total Tranche A Commitments” means, at any time, the aggregate of the Tranche A Commitments at that time.

“Total Tranche B Commitments” means, at any time, the aggregate of the Tranche B Commitments at that time.

“Total Tranche C Commitments” means, at any time, the aggregate of the Tranche C Commitments at that time.

“Total Tranche D Commitments” means, at any time, the aggregate of the Tranche D Commitments at that time.

“Tranche A Advance” means any loan under the Tranche A Facility or, where the context requires, the principal amount of that loan outstanding.

“Tranche A Availability Period” means the period from and including the date of this agreement to the close of business on 30 June 2006.

“Tranche A Commitment” in relation to a Financier means the amount set out against that Financier’s name in Schedule 1 as its Tranche A Commitment or in the Substitution Certificate or other document by which it became a party to or acquired rights under this agreement, in any case as reduced or increased by substitution or transfer under clause 25 and any Substitution Certificate to which the Financier is a party, to the extent not cancelled or reduced under this agreement.

“Tranche A Facility” means the EUR 37,750,000 term loan facility made available under this agreement as referred to in clause 2.1(a).

“Tranche A Facility Reduction Date” means each date for reduction of the Tranche A Commitment and the Total Commitments under clause 5.5 and (if necessary) repayment of the Tranche A Advances under clause 6.1.

“Tranche A Termination Date” means the earlier of:

(a)	the Final Termination Date; and

(b)	any date on which the Tranche A Facility is terminated or cancelled in accordance with this agreement.

“Tranche B Advance” means any loan under the Tranche B Facility or, where the context requires, the principal amount of that loan outstanding.

“Tranche B Availability Period” means the period from and including the date of this agreement to the close of business on the Business Day prior to the Final Termination Date.

“Tranche B Commitment” in relation to a Financier means the amount set out against that Financier’s name in Schedule 1 as its Tranche B Commitment or in the Substitution Certificate or other document by which it became a party to or acquired rights under this agreement, in any case as reduced or increased by substitution or transfer under clause 25 and any Substitution Certificate to which the Financier is a party, to the extent not cancelled or reduced under this agreement.

“Tranche B Facility” means the USD 15,000,000 term loan facility made available under this agreement as referred to in clause 2.1(b).

“Tranche B Termination Date” means the earlier of:

(a)	the Final Termination Date; and

(b)	any date on which the Tranche B Facility is terminated or cancelled in accordance with this agreement.

“Tranche C Advance” means any loan under the Tranche C Facility or, where the context requires, the principal amount of that loan outstanding.

“Tranche C Availability Period” means the period from and including the date of this agreement to the close of business on 30 June 2006.

“Tranche C Commitment” in relation to a Financier means the amount set out against the Financier’s name in Schedule 1 as its Tranche C Commitment or in the Substitution Certificate or other document by which it became a party to or acquired rights under this agreement, in any case as reduced or increased by substitution or transfer under clause 25 and any Substitution Certificate to which the Financier is a party, to the extent not cancelled or reduced under this agreement.

“Tranche C Facility” means the USD 30,000,000 term loan facility made available under this agreement as referred to in clause 2.1(c).

“Tranche C Termination Date” means the earlier of:

(a)	8 June 2009; and

(b)	any date on which the Tranche C Facility is terminated or cancelled in accordance with this agreement.

“Tranche D Advance” means any loan under the Tranche D Facility or, where the context requires, the principal amount of that loan outstanding.

“Tranche D Availability Period” means the period from the Effective Date to the close of business on the Business Day before the Tranche D Termination Date.

“Tranche D Commitment” in relation to a Financier means the amount set out against that Financier’s name in Schedule 1 as its Tranche D Commitment or in the Substitution Certificate or other document by which it became a party to or acquired rights under this agreement, in any case as reduced or increased by substitution or transfer under clause 25 and any Substitution Certificate to which the Financier is a party, to the extent not cancelled or reduced under this agreement.

“Tranche D Facility” means the USD 50,000,000 term loan facility made available under this agreement as referred to in clause 2.1(d).

“Tranche D Termination Date” means the earlier of:

(a)	the date falling 12 months after the Effective Date;

(b)	the date on which the Borrower (or one of its Related Body Corporates) receives any proceeds from a debt capital markets raising (including without limitation, under any bond or note issue or under any form of private placement); and

(c)	any date on which the Tranche D Facility is terminated or cancelled in accordance with this agreement.

“Twelve-Month Period” means a period of twelve calendar months ending on a Semi-Annual Date.

“UBOC Facilities” means the facilities provided by Union Bank of California, N.A. and other lenders to ResMed Corp., ResMed EAP Holdings Inc. and Servo Magnetics Inc. pursuant to the UBOC Loan Agreement.

“UBOC Loan Agreement” means the second amended and restated revolving loan agreement dated 1 March 2006 and entered into between ResMed Corp., ResMed EAP Holdings Inc. and Servo Magnetics Inc. as borrowers, the Parent as guarantor, the lenders named therein and Union Bank of California, N.A. as administrative agent.

“UBOC Security” means all encumbrances created under or pursuant to the “Collateral Documents”, as defined in the UBOC Loan Agreement as at 8 June 2006, or parallel security documents (if any) under any replacement facility in accordance with clause 16.3(b)(iv).

“UK Security” means all encumbrances created under or pursuant to the Agreement for the Purchase of Debts as at the Effective Date provided they do not secure a principal amount greater than GBP 5,000,000.

“Upfront Fee Letter” means the letter dated on or about 8 June 2006 from the Facility Agent to the Borrower, as accepted by the Borrower, setting out certain upfront fees payable by the Borrower referred to in clause 10.1.

“Unpaid Sum” means any sum due and payable by an Obligor under the Finance Documents but unpaid.

“US Dollars” or “USD” means the lawful currency of the United States of America; and, in respect of all payments to be made under this agreement in US Dollars, funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US Dollars).

“US Dollar Amount” means, in relation to an Advance, the amount of that Advance in US Dollars specified in the relevant Drawdown Notice.

“US Dollar LIBOR”, in relation to an Interest Period or any other period, means:

(a)	the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen; or

(b)	if the relevant page is replaced or the service ceases to be available, another page or service displaying the appropriate rate as the Facility Agent (after consultation with the Borrower and the Financiers) may specify; or

(c)	if no such rate is available, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market,

and in all cases, the rate will be established as at 11.00 am on the LIBOR Quotation Date for the offering of deposits in US Dollars and for the period requested.

“US Guarantee” means the guarantee and indemnity dated 8 June 2006 between the Parent, ResMed Corp., the Borrower and the Security Trustee.

“Working Capital Agreements” means:

(a)	the working capital agreement dated 8 June 2006 and entered into between the Borrower and HSBC Bank Australia Limited;

(b)	the working capital agreement dated 8 June 2006 entered into between ResMed (UK) Limited as borrower and HSBC Bank plc as lender relating to the provision of working capital facilities to ResMed (UK) Limited;

(c)	any agreement from time to time entered into between ResMed SAS as borrower and HSBC France as lender relating to the provision of working capital facilities to ResMed SAS;

(d)	any agreement from time to time entered into between ResMed GmbH & Co. KG as borrower and HSBC Trinkaus & Burkhardt KgaA as lender relating to the provision of working capital facilities to ResMed GmbH & Co. KG; and

(e)	any other agreement from time to time entered into between any Group Company and any HSBC Entity pursuant to which working capital facilities are provided by the HSBC Entity to the Group Company.

“Working Capital Financier” means any lender or financier under any Working Capital Agreement.

1.2	Interpretation

In this agreement:

(a)	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

(b)	“person” includes an individual, the estate of an individual, a corporation, a Government Authority, an association, a Joint Venture and a trust;

(c)	a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee;

(d)	a reference to a document (including any Finance Document) is to that document as varied, novated, ratified, replaced or restated from time to time;

(e)	a reference to a law includes any law, Statute and official directive of any Government Authority;

(f)	a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(g)	a reference to a party, clause or schedule is a reference to a party, clause or schedule to or of this agreement, and a reference to this agreement includes all schedules to it;

(h)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(i)	“includes” in any form is not a word of limitation;

(j)	all accounting terms used in this agreement have the meaning given to them under Accepted Accounting Practices;

(k)	if the day on or which a person must do something under this agreement is not a Business Day:

(i)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(ii)	in any other case, the person must do it on or by the previous Business Day;

(l)	a reference to a “month” is, where that month is the last month to occur in any period, a reference to a period starting on the relevant date in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the next calendar month, the period will end on the last Business Day in that calendar month; and

(m)	a reference to “subsists” or any similar expression in relation to an Event of Default or a Potential Event of Default indicates an Event of Default or Potential Event of Default which has not been remedied or waived in accordance with the terms of the Finance Documents.

1.3	Joint and several liability

The expression Obligor refers to each person identified as an Obligor, and the obligations of the Obligors under this agreement bind them, jointly and severally.

1.4	Working Capital Agreements

The parties agree that, for the purposes of clauses 11, 12, 21, 22 and 23, each reference to Finance Document shall exclude the Working Capital Agreements.

2.	The Facilities

2.1	Facilities

Subject to the terms of this agreement and in reliance on the representations and warranties set out in clause 15 and in the Security, the Financiers grant to the Borrower the following facilities:

(a)	(Tranche A Facility): a term loan facility under which the Financiers when requested by the Borrower under a Drawdown Notice will make Tranche A Advances in Euros to the Borrower during the Tranche A Availability Period in an aggregate amount not exceeding the Total Tranche A Commitments;

(b)	(Tranche B Facility): a term loan facility under which the Financiers when requested by the Borrower under a Drawdown Notice will make Tranche B Advances in Australian Dollars, US Dollars, Euros or Sterling to the Borrower during the Tranche B Availability Period in an aggregate amount not exceeding the Total Tranche B Commitments;

(c)	(Tranche C Facility): a term loan facility under which the Financiers when requested by the Borrower under a Drawdown Notice will make Tranche C Advances in Australian Dollars, US Dollars or Euros to the Borrower during the Tranche C Availability Period in an aggregate amount not exceeding the Total Tranche C Commitments; and

(d)	(Tranche D Facility): a term loan facility under which the Financiers when requested by the Borrower under a Drawdown Notice will make Tranche D Advances in US Dollars to the Borrower during the Tranche D Availability Period in an aggregate amount not exceeding the Total Tranche D Commitments.

2.2	Financiers’ Commitments

No Financier is obliged to participate in the making of:

(a)	(Tranche A Advances): a Tranche A Advance if to do so would cause the aggregate of its participation in Tranche A Advances outstanding under this agreement to exceed its Tranche A Commitment;

(b)	(Tranche B Advances): a Tranche B Advance if to do so would cause the aggregate of its participation in the Tranche B Advances outstanding under this agreement to exceed its Tranche B Commitment;

(c)	(Tranche C Advances): a Tranche C Advance if to do so would cause the aggregate of its participation in the Tranche C Advances outstanding under this agreement to exceed its Tranche C Commitment; and

(d)	(Tranche D Advances): a Tranche D Advance if to do so would cause the aggregate of its participation in the Tranche D Advances outstanding under this agreement to exceed its Tranche D Commitment.

2.3	Several obligations

The obligations of each Finance Party under the Finance Documents are several. The failure of a Finance Party to perform its obligations under the Finance Documents will not relieve any other Finance Party or any Obligor of any of its respective obligations or responsibilities under the Finance Documents. No Finance Party will be responsible for the obligations of any other Finance Party under any Finance Document.

2.4	Separate and independent rights

The rights of each Finance Party under the Finance Documents are separate and independent rights. Any amount owing under the Finance Documents to any Finance Party by an Obligor constitutes a separate and independent debt which, subject to the terms of the Finance Documents, may be separately enforced by that Finance Party.

2.5	Purpose

(a)	The Tranche A Facility may only be used for the purpose of repaying all amounts outstanding under the Previous Facility Agreement.

(b)	The Tranche B Facility may only be used for the purpose of financing capital expenditure and other acquisitions of assets by the Group, which have been approved by the Facility Agent (acting on the instructions of all the Financiers).

(c)	The Tranche C Facility may only be used for the purpose of the payment by the Borrower of a special dividend to ResMed Holdings Limited, which will ultimately be paid to the Parent.

(d)	The Tranche D Facility may only be used for the general corporate purposes of the Group.

(e)	No Finance Party is bound to monitor or verify the application of any Advance and no Finance Party will have any liability to any person arising from a failure by the Borrower to use an Advance for a purpose specified in this clause 2.5.

2.6	Termination

(a)	The Tranche A Facility terminates on the Tranche A Termination Date.

(b)	The Tranche B Facility terminates on the Tranche B Termination Date.

(c)	The Tranche C Facility terminates on the Tranche C Termination Date.

(d)	The Tranche D Facility terminates on the Tranche D Termination Date.

3.	Conditions precedent

3.1	Conditions precedent to the first Advance

The obligations of the Financiers to make the first Advance available to the Borrower under this agreement are subject to the Facility Agent being satisfied that on the first Drawdown Date:

(a)	(Documents): the Facility Agent has first received all of the documents listed in Schedule 3 in form and substance reasonably satisfactory to it; and

(b)	(Fees): all fees then due from the Borrower under clause 10 have been paid.

3.2	Conditions precedent to all Advances

The obligations of the Financiers to make each Advance (including the first Advance) available to the Borrower under this agreement are subject to the Facility Agent being satisfied that both at the date of the relevant Drawdown Notice and at the relevant Drawdown Date:

(a)	(Representations and warranties true): the representations and warranties set out in clause 15 to be repeated on those dates are true and correct and will be true and correct immediately after the making of the Advance, in each case, with reference to the facts and circumstances existing at that time;

(b)	(No Event of Default): no Event of Default or Potential Event of Default is subsisting or will result from the making of the Advance; and

(c)	(Further Guarantees and Security): all Guarantees and Security required by the terms of this agreement to be entered into on or before the Drawdown Date have been, or will on the Drawdown Date be, duly executed and delivered to the Facility Agent together with all other documents required by the Finance Documents to be delivered to the Facility Agent in relation to those Guarantees and Security.

3.3	Conditions precedent to Tranche B Advances

(a)	The obligations of the Financiers to make each Tranche B Advance available to the Borrower under this agreement are also subject to:

(i)	where the proceeds of the Tranche B Advance are to be used to finance the acquisition of assets by the Group, the prior written consent of the Facility Agent (acting on the instructions of all the Financiers), which consent shall not be unreasonably withheld, to the proposed acquisition;

(ii)	where the Facility Agent has approved an acquisition, the target company under the proposed acquisition becoming an Additional Guarantor by executing a guarantee and indemnity in favour of the Security Trustee immediately after completion of the acquisition in accordance with clause 16.5;

(iii)	where the Facility Agent has approved the acquisition, the Facility Agent being satisfied (acting reasonably) that the target company under the proposed acquisition carries on a business which is either substantially similar, related or complementary to the business of the Group as a whole; and

(iv)	where the proceeds of the Tranche B Advance are to be used to finance capital expenditure by the Group, the Borrower must obtain the approval of the Facility Agent (acting on the instructions of all the Financiers), which approval shall not be unreasonably withheld, to the capital expenditure.

(b)	The Borrower will provide the Facility Agent with such additional information and documents as the Facility Agent may reasonably require for the purposes of considering any approval and consent under clause 3.3(a) (i).

3.4	Facility Agent not liable

The Facility Agent will be entitled to be satisfied with the form and substance of a document provided to it under clauses 3.1(a) and 3.3(b) if the document appears to the Facility Agent on its face to conform with its description. The Facility Agent will not be liable for any cost, loss, damage or expense suffered or incurred by any person as a result of it being so satisfied.

3.5	Waiver of Conditions Precedent

(a)	A condition precedent in clauses 3.1 and 3.3 may only be waived by the Facility Agent acting on the instructions of all Financiers.

(b)	A condition precedent in clause 3.2 may be waived by the Facility Agent acting on the instructions of the Majority Financiers.

4.	Drawdowns

4.1	Notice

The Borrower may request an Advance by giving a Drawdown Notice to the Facility Agent. Only one Advance may be requested in a Drawdown Notice, unless the Facility Agent otherwise consents.

4.2	Contents of Drawdown Notice

Each Drawdown Notice will be in the form of Schedule 4 and in each case will specify:

(a)	the proposed Drawdown Date which must be a Business Day before the expiry of the applicable Availability Period;

(b)	the Facility to be utilised;

(c)	the currency of the Advance, which must be a Permitted Currency;

(d)	for the Tranche A Advance, the Euro Amount of the Advance (which must equal Euro 50,000,000);

(e)	for Tranche B Advances the amount of the Advance in a Permitted Currency (which must be at least USD500,000 (or its Equivalent), but must not exceed the aggregate undrawn Commitment of the Tranche B Facility);

(f)	for Tranche C Advances, the amount of the Advance in a Permitted Currency (which must be at least USD15,000,000 (or its Equivalent));

(g)	for Tranche D Advances, the USD amount of the Advance (which must be at least USD5,000,000);

(h)	the purpose for which the Advance will be applied;

(i)	the proposed duration of its (or its first) Interest Period; and

(j)	payment instructions.

4.3	Requirements of Drawdown Notice

Each Drawdown Notice will be irrevocable and must be:

(a)	received by the Facility Agent by 4.00 pm (Sydney time) at least 2 Business Days before the proposed Drawdown Date; and

(b)	signed by an Authorised Officer of the Borrower.

4.4	Amount of Tranche B and Tranche C Advances in Alternative Currencies

If a Tranche B Advance or a Tranche C Advance is to be made in an Alternative Currency, the amount to be drawn down will be the Equivalent, as determined by the Facility Agent, in that Alternative Currency of the US Dollar Amount on the second Business Day before the relevant Drawdown Date.

4.5	Facility Agent to notify Financiers

Immediately after receipt of a Drawdown Notice which complies with the provisions of this agreement the Facility Agent will notify each Financier of the proposed Advance including the amount of the proposed Advance and the proposed Drawdown Date.

4.6	Making of Advances

(a)	Subject to the provisions of this agreement, each Financier will, on the date specified in any Drawdown Notice for an Advance, make available through its Facility Office its participation in the Advance. Each amount will be made available to the Facility Agent in the Permitted Currency specified in the Drawdown Notice.

(b)	The amount of each Financier’s participation in each Advance will equal the proportion which its Tranche A Commitment, Tranche B Commitment, Tranche C Commitment or Tranche D Commitment, as the case may be, bears to the Total Tranche A Commitments, the Total Tranche B Commitments, the Total Tranche C Commitments or the Total Tranche D Commitments, as the case may be.

(c)	All amounts made available to the Facility Agent under clause 4.6(a) will be applied in accordance with clause 11 for disbursement to or to the order of the Borrower in accordance with the provisions of the relevant Drawdown Notice and this agreement.

4.7	Maximum number of Advances

(a)	(Tranche A): The Borrower may not deliver a Drawdown Notice if as a result of the proposed Advance more than one Tranche A Advance would be outstanding.

(b)	(Tranche B): The Borrower may not deliver a Drawdown Notice if as a result of the proposed Advance more than five Tranche B Advances would be outstanding.

(c)	(Tranche C): The Borrower may not deliver a Drawdown Notice if as a result of the proposed Advance more than three Tranche C Advances would be outstanding.

(d)	(Tranche D): The Borrower may not deliver a Drawdown Notice if as a result of the proposed Advance more than five Tranche D Advances would be outstanding.

5.	Cancellation and reduction of Facilities

5.1	Tranche A Commitments

Any part of the Tranche A Commitments not utilised under this agreement before the expiry of the Tranche A Availability Period will be cancelled automatically on the expiry of the Tranche A Availability Period.

5.2	Tranche B Commitments

Any part of the Tranche B Commitments not utilised under this agreement before the expiry of the Tranche B Availability Period will be cancelled automatically on the expiry of the Tranche B Availability Period.

5.3	Tranche C Commitments

Any part of the Tranche C Commitments not utilised under this agreement before the expiry of the Tranche C Availability Period will be cancelled automatically on the expiry of the Tranche C Availability Period.

5.4	Tranche D Commitments

Any part of the Tranche D Commitments not utilised under this agreement before the expiry of the Tranche D Availability Period will be cancelled automatically on the expiry of the Tranche D Availability Period.

5.5	Reduction of the Tranche A Commitment on the Tranche A Facility Reduction Dates

The Tranche A Commitment reduces on each date set out below to the amount appearing beside that date:

Tranche A Facility Reduction Date	Tranche A Commitment (EUR)
30 June 2009	27,500,000
31 December 2009	15,000,000
Tranche A Termination Date	0

5.6	Reduction consequent on repayment or prepayment

(a)	The Tranche A Commitments will be reduced (the reduction being applied proportionally as between the Tranche A Commitments of all Financiers) by the reduction contemplated under clause 5.5 and the amount of any repayment or prepayment of any Tranche A Advance made under clause 6.1 or 6.5.

(b)	A Financier’s Tranche A Commitment will be reduced by the amount of any other prepayment of that Financier’s participation in any Tranche A Advance made under any other provision of this agreement.

(c)	The Tranche B Commitments will be reduced (the reduction being applied proportionally as between the Tranche B Commitments of all Financiers) by the amount of any repayment or prepayment of any Tranche B Advance made under clause 6.2 or 6.5.

(d)	A Financier’s Tranche B Commitment will be reduced by the amount of any other prepayment of that Financier’s participation in any Tranche B Advance made under any other provision of this agreement.

(e)	The Tranche C Commitments will be reduced (the reduction being applied proportionally as between the Tranche C Commitments of all Financiers) by the amount of any repayment or prepayment of any Tranche C Advance made under clause 6.3(b) or 6.5.

(f)	A Financier’s Tranche C Commitment will be reduced by the amount of any other prepayment of that Financier’s participation in any Tranche C Advance made under any other provision of this agreement.

5.7	Limitations

(a)	Any Commitments cancelled or otherwise extinguished under this agreement may not be reinstated.

(b)	The Commitments may only be reduced or cancelled as expressly provided under this agreement.

6.	Repayment and prepayments

6.1	Repayment of Tranche A Advances

(a)	On each Tranche A Facility Reduction Date, the Borrower (without limiting its obligations under this clause) must repay the Tranche A Advances, to the extent necessary (if at all) to ensure that the outstanding Tranche A Advances are no greater than the Tranche A Commitment (as reduced in accordance with clause 5.5). The Financiers are entitled to share in repayments under this paragraph pro rata according to their participation in the Tranche A Advances.

(b)	The Borrower will repay all Tranche A Advances in full on the Tranche A Termination Date.

6.2	Repayment of Tranche B Advances

(a)	The Borrower will repay all Tranche B Advances in full on the Tranche B Termination Date.

(b)	If on 31 March, 30 June, 30 September or 31 December of any year the US Dollar Equivalent of the outstanding Tranche B Advances equals or exceeds 105% of the Tranche B Commitment at that time, the Borrower must, within 10 Business Days of that date, repay or prepay such Tranche B Advances to the extent necessary so that the US Dollar Equivalent of the outstanding Tranche B Advances is no greater than the Tranche B Commitment.

6.3	Repayment of Tranche C Advances

(a)	If on any Semi-Annual Date, the US Dollar Equivalent of the outstanding Tranche C Advances exceeds the Tranche C Commitment at that time, the Borrower must, within 30 days of that Semi-Annual Date, repay or prepay such Tranche C Advances to the extent necessary (if at all) so that the US Dollar Equivalent of the outstanding Tranche C Advances is no greater than the Tranche C Commitment.

(b)	The Borrower will repay the Tranche C Advances in full on the Tranche C Termination Date.

6.4	Repayment of Tranche D Advances

The Borrower will repay all Tranche D Advances in full on the Tranche D Termination Date.

6.5	Voluntary prepayment

(a)	The Borrower may prepay an Advance in whole or in part (but, if in part, by a minimum of EUR 2,000,000 and a multiple of EUR 2,000,000 in the case of Tranche A, and a minimum of USD 1,000,000 (or its Equivalent) and a multiple of USD 1,000,000 (or its Equivalent) in the case of Tranche B, and a minimum of USD 2,000,000 (or its Equivalent) and a multiple of USD 2,000,000 (or its Equivalent) in the case of Tranche C and a minimum of USD 5,000,000 and a multiple of USD 1,000,000 in the case of Tranche D) on the last day of its current Interest Period on giving not less than 5 Business Days’ prior notice to the Facility Agent.

(b)	Any notice of prepayment given by the Borrower is irrevocable and the Borrower is bound to prepay in accordance with the notice.

(c)	The Borrower may not voluntarily prepay any Advance except in accordance with this clause 6.5.

(d)	The Borrower may redraw any amounts prepaid under Tranche D in accordance with this agreement.

6.6	General provisions relating to repayment and prepayment

(a)	Immediately after its receipt of a notice of prepayment under this clause 6 the Facility Agent will promptly notify each Financier of the prepayment, the date on which the prepayment is to be made and its proportional share of the prepayment.

(b)	Subject to clause 6.5(d), amounts repaid or prepaid in respect of the Advances under any provision of this agreement may not be re-utilised under this agreement.

(c)	Any repayment or prepayment of any amount under any provision of this agreement will be made together with interest and fees accrued on the amount repaid or prepaid and any amount required to be paid in accordance with clause 20 but otherwise without premium or penalty.

7.	Interest

7.1	Interest Periods

(a)	In the Drawdown Notice for each Advance (and, in the case of each Interest Period after the first for each Advance, in writing at least 2 Business Days’ prior to the commencement of that Interest Period), the Borrower will notify the Facility Agent whether the Interest Period for the Advance is to be of 1, 2 or 3 months duration or such other period agreed between the Borrower and the Facility Agent (acting on the instructions of all Financiers where the Interest Period is proposed to be of longer than 3 months duration).

(b)	The first Interest Period in relation to an Advance is the period commencing on the Drawdown Date for that Advance. Any subsequent Interest Period in relation to an Advance will commence on the last day of the immediately preceding Interest Period. Interest for each Interest Period is, subject to clause 7.3, to be calculated from (and including) the first day of that Interest Period to (but excluding) the last day of that Interest Period.

(c)	If an Advance is utilised during an Interest Period relating to another Advance under the same Facility, then unless the Facility Agent and the Borrower agree otherwise, the first Interest Period relating to the further Advance ends on the last day of the Interest Period relating to the earlier Advance. On the last day of that Interest Period the Advances will be consolidated and treated as one.

(d)	If the Borrower does not select an Interest Period for an Advance in accordance with clause 7.1(a), the Interest Period will be 3 months.

(e)	The term of each Interest Period is subject to any marginal adjustment as the Facility Agent in its discretion determines so that the first and last days of it are Business Days and the final Interest Periods terminate on the Tranche A Termination Date, the Tranche B Termination Date, the Tranche C Termination Date or the Tranche D Termination Date, as applicable.

(f)	The Facility Agent will promptly notify the Financiers of each Interest Period determined in accordance with clauses 7.1 and 7.2.

7.2	Restrictions on selection

(a)	The Borrower will select the duration of Interest Periods under clause 7.1(a) so as to ensure that:

(i)	each Repayment Date will also be the last day of an Interest Period in relation to an Advance or Advances at least equal to the amount due to be repaid on that date; and

(ii)	no Advance will have an Interest Period expiring after the Tranche A Termination Date, the Tranche B Termination Date, the Tranche C Termination Date or the Tranche D Termination Date, as applicable.

(b)	If it appears to the Facility Agent in good faith that the requirements of clause 7.2(a) will not be met by the Borrower’s selection of any Interest Period, the Facility Agent, on behalf of and after consultation with the Borrower, will (despite any other provision of this agreement) select a different duration for that Interest Period.

7.3	Calculation of interest

(a)	Interest on each Advance accrues daily and is to be computed as follows:

(i)	in relation to Advances in Australian Dollars or Sterling, on a daily basis on a year of 365 days; and

(ii)	in relation to Advances in US Dollars or Euros, on a daily basis on a year of 360 days.

(b)	The rate of interest for each Advance for each Interest Period is the Prescribed Rate in relation to the relevant Interest Period. The Facility Agent will promptly notify the Financiers and the Borrower of each determination of the Prescribed Rate under this clause 7.3.

(c)	The Facility Agent’s certificate as to the rate of interest at any time will be conclusive and binding on the Obligors in the absence of manifest error on the face of the certificate.

7.4	Payment of interest

The Borrower will pay to the Facility Agent for the account of the Financiers the accrued interest in relation to each Advance on the last day of each Interest Period applicable to that Advance calculated up to that day.

8.	Interest on overdue amounts

8.1	Default interest

(a)	The Borrower must pay interest on each amount that is not paid when due, from (and including) the day on which it falls due to (but excluding) the day on which it is paid in full, at the rate calculated in accordance with paragraph (b). The Borrower must pay this interest on demand.

(b)	Interest on an unpaid amount accrues each day in a Default Interest Period at the Default Rate for that Default Interest Period, and is capitalised (if not paid) on the last day of that Default Interest Period.

(c)	This subclause does not affect the Borrower’s obligation to pay each amount under this agreement when it is due.

8.2	Interest after judgement

If a liability of the Borrower becomes merged in a judgment or order, the Borrower, as an independent obligation, must pay interest on the amount of that liability, from (and including) the date of the judgment or order until it is paid in full, at the higher of the rate that applies under the judgment or order and the rate calculated in accordance with clause 8.1.

8.3	Accrual and calculation of interest

Interest under this clause:

(a)	accrues daily; and

(b)	is calculated on the basis of the actual number of days on which interest has accrued and of (i) a 365 day year (in relation to amounts due in Australian Dollars or Sterling); or (ii) a 360 day year (in relation to amounts due in US Dollars or Euros).

9.	Bill reliquefication

9.1	Drawing of Bills

The Borrower agrees to draw Bills in connection with any Advance in the manner required by any Financier whenever requested by a Financier to do so. The discounted value of those Bills when added to the aggregate discounted value of all other Bills drawn under this clause 9.1 for the relevant Financier and which are outstanding at any time may not exceed that Financier’s participation in all Advances which are outstanding at that time.

9.2	Attorney

The Borrower irrevocably and for valuable consideration appoints each Financier (severally) as its attorney to draw Bills in its name or on its behalf under clause 9.1 and agrees to ratify all action taken by any Financier as its attorney under this clause 9.2.

9.3	Dealing

Each Financier may realise or deal with any bill drawn for it under clause 9.1 as it, in its discretion, determines.

9.4	Appointment revoked

The requirement to draw Bills under clause 9.1 and each appointment under clause 9.2 will cease and be revoked without necessity for notice when all Advances are fully and finally repaid. Nothing in clause 9.1 or 9.2 requires the Borrower, or authorises any Financier as attorney, to draw a Bill which matures after, in the case of Bills drawn in connection with any Tranche A Advance, the Tranche A Termination Date or, in the case of Bills drawn in connection with any Tranche B Advance, the Tranche B Termination Date or, in the case of Bills drawn in connection with any Tranche C Advance, the Tranche C Termination Date or, in the case of Bills drawn in connection with any Tranche D Advance, the Tranche D Termination Date.

9.5	Indemnity

(a)	Each Financier indemnifies the Borrower against liability on any Bill drawn by the Borrower at the request of that Financier under clause 9.1 or drawn by that Financier under clause 9.2. Each Financier agrees to pay the costs of preparation of and all stamp duty on each Bill drawn at its request under clause 9.1 or by it acting as attorney under clause 9.2.

(b)	Clause 9.5(a) does not affect any obligation of the Borrower under the Finance Documents. In particular the obligations of the Borrower to make payments under the Finance Documents are not in any way affected by any liability of a Financier, contingent or otherwise, under the indemnity in clause 9.5(a).

9.6	Notice

On request from the Borrower through the Facility Agent (not more often than once each quarter) each Financier will notify the Borrower through the Facility Agent of the total face value of Bills outstanding at that time under this clause 9 which have been drawn by the Borrower at the request of that Financier under clause 9.1 or drawn by that Financier as attorney under clause 9.2.

9.7	Satisfaction of Obligations

If the Borrower discharges any Bill drawn under this clause 9 at its maturity by payment the amount of that payment will be taken to have satisfied, to the extent of the payment, amounts owing to the Financier that prepared the Bill or at whose request the Borrower prepared that Bill.

10.	Fees

10.1	Upfront fees

(a)	For Tranche A, Tranche B and Tranche C, the Borrower will pay to the Facility Agent for distribution among the Financiers such fees calculated and payable in accordance with the Upfront Fee Letter.

(b)	For Tranche D, the Borrower will pay to the Facility Agent for distribution among the Financiers such fees calculated and payable in accordance with the Amendment and Restatement Agreement.

10.2	Unused Commitment fee

(a)	(Tranche A): The Borrower must pay to the Facility Agent on account of the Financiers proportionally to their respective Tranche A Commitments an unused commitment fee in Euros at a per annum rate equal to 30% of the Margin on the daily unutilised balance of the Tranche A Commitment. This fee:

(i)	accrues daily from the date of this agreement up to and including the Final Termination Date;

(ii)	is calculated on the basis of the actual number of days elapsed and of a 360 day year; and

(iii)	is payable in arrears, on the last day of each calendar month, and on the Final Termination Date or, if earlier, on the day on which the Tranche A Commitment reduces to zero.

(b)	(Tranche B): The Borrower must pay to the Facility Agent on account of the Financiers proportionally to their respective Tranche B Commitments an unused commitment fee in US Dollars at a per annum rate equal to 30% of the Margin on the daily unutilised balance of the Tranche B Commitment. This fee:

(i)	accrues daily from the date of this agreement up to and including the Final Termination Date;

(ii)	is calculated on the basis of the actual number of days elapsed and of a 360 day year; and

(iii)	is payable in arrears, on the last day of each calendar month, and on the Final Termination Date or, if earlier, on the day on which the Tranche B Commitment reduces to zero.

(c)	(Tranche C): The Borrower must pay to the Facility Agent on account of the Financiers proportionally to their respective Tranche C Commitments an unused commitment fee in US Dollars at a per annum rate equal to 30% of the Margin on the daily unutilised balance of the Tranche C Commitment. This fee:

(i)	accrues daily from the date of this agreement up to and including the Tranche C Termination Date;

(ii)	is calculated on the basis of the actual number of days elapsed and of a 360 day year; and

(iii)	is payable in arrears, on the last day of each calendar month, and on the Tranche C Termination Date or, if earlier, on the day on which the Tranche C Commitment reduces to zero.

(d)	(Tranche D): The Borrower must pay to the Facility Agent on account of the Financiers proportionally to their respective Tranche D Commitments an unused commitment fee in US Dollars at a per annum rate equal to 40% of the Margin on the daily unutilised balance of the Tranche D Commitment. This fee:

(i)	accrues daily from the Effective Date up to and including the Tranche D Termination Date;

(ii)	is calculated on the basis of the actual number of days elapsed and of a 360 day year; and

(iii)	is payable in arrears, on the last day of each calendar month, and on the Tranche D Termination Date or, if earlier, on the day on which the Tranche D Commitment reduces to zero.

10.3	Payments to the Facility Agent and Security Trustee

The Borrower will pay to the Facility Agent for its own account, and to the Security Trustee for its own account, fees in the amounts and on the dates as specified in the Agency Fee Letter.

10.4	No refund

All fees payable by the Borrower under this clause 10 are non-refundable and non-rebateable.

11.	Payments

11.1	Payment to Security Trustee

(a)	All payments to be made by any Obligor under the Finance Documents will be paid to or to the order of the Security Trustee or, in the case of the Pledge, HSBC Bank Australia Limited as security agent, provided that the Security Trustee and HSBC Bank Australia Limited as security agent (in the case of the Pledge) consents, subject to clause 11.1(b), to all payments being made to the Facility Agent, until the Security becomes enforceable and the Security Trustee or, in the case of the Pledge, HSBC Bank Australia Limited as security agent withdraws its consent by notice to the Facility Agent and the Borrower.

(b)	Any payment made by an Obligor to the Security Trustee, HSBC Bank Australia Limited as security agent or the Facility Agent for the account of any other Finance Party on the terms of clause 11.1(a) satisfies the Obligor’s obligation to make that payment.

11.2	Time and place

(a)	Subject to clause 11.1 all payments by any Obligor under any Finance Document or by any Financier under this agreement are to be made to the Facility Agent in the required currency specified in the Finance Document in immediately available funds not later than 11.00 am (Sydney time) on the due date to the account that the Facility Agent from time to time designates at least 1 Business Day before the payment is made or as otherwise agreed between the Borrower and the Facility Agent.

(b)	Payment made by an Obligor to the Facility Agent for the account of any other Finance Party on the terms of clause 11.1(a) satisfies the Obligor’s obligation to make that payment.

11.3	Merger

If the liability of any Obligor to pay any money the payment or repayment of which forms part of the Obligations becomes merged in any judgment or order, the Obligor will, as an independent obligation, pay to the Facility Agent on behalf of the Financiers interest at the rate which is the higher of that payable under the Finance Documents and that fixed by or payable under the judgment or order.

11.4	Currency for payments

(a)	Advances will be repaid in the currency in which they were drawn down; and interest and other amounts attributable to Advances will be paid in the currency of the relevant Advance. Costs and expenses will be paid in the currency in which they were incurred.

(b)	If, for any reason (including as a result of a judgment or order), an amount payable by the Borrower under or in respect of this agreement (Relevant Amount) is received by another party in a currency (Payment Currency) that is not the currency in which the amount is expressed to be payable under this agreement (Required Currency) then the Borrower, as an independent obligation, must indemnify that party against, and must pay that party on demand the amount of, any shortfall between:

(i)	the amount of Required Currency which that party receives on converting the amount it received in the Payment Currency into an amount in the Required Currency in accordance with its usual practice; and

(ii)	the Relevant Amount in the Required Currency.

11.5	Payments to the Obligors

Each payment received by the Facility Agent for payment to any Obligor will be made available to the Obligors by application, on the date of receipt:

(a)	first, in or towards payment of any amounts then due and payable (and unpaid) by any Obligor under the Finance Documents; and

(b)	second, in payment to the account the Borrower has properly designated for the purpose in the relevant Drawdown Notice or otherwise in writing.

11.6	Payments to the Financiers

The Facility Agent and the Security Trustee will promptly distribute amounts received for payment to the Finance Parties among the Finance Parties (in the case of a Financier, for the account of its Facility Office) proportionally to their respective entitlements by payment to the account each Finance Party has previously notified to the Facility Agent provided that it may deduct from any payment any amount due to the Facility Agent or the Security Trustee by the relevant Finance Party under clause 11.8, 21.21 or 23.

11.7	Insufficient payment

If the Facility Agent or Security Trustee receives a payment under any Finance Document that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent or the Security Trustee, as applicable, may apportion that amount between principal, interest, commission, fees, charges and other amounts payable under the Finance Documents in any manner it determines and any such determination will be binding on each Finance Party and each Obligor.

11.8	Anticipatory payments

Neither the Facility Agent nor the Security Trustee will be obliged to make a payment to a Finance Party or an Obligor out of any sum which it is expecting to receive for the account of that Finance Party or Obligor until it has established that it has received the sum. If either the Facility Agent or the Security Trustee in its absolute discretion elects to make a payment, to the extent that the payment is made but the Facility Agent or the Security Trustee, as applicable, does not receive the sum when due in whole or in part:

(a)	each person to which that payment was made will, on request by the Facility Agent or the Security Trustee, immediately refund that payment to the Facility Agent or the Security Trustee, as applicable;

(b)	each person to which that payment was made will pay to the Facility Agent or the Security Trustee, as applicable, interest on the amount of the sum not paid when due under clause 11.8(a) at a rate determined by the Facility Agent or the Security Trustee, as applicable, to be equal to its cost of funds for the period from the date of payment by the Facility Agent or Security Trustee to the date of receipt by the Facility Agent or the Security Trustee of the due amount.

The provisions of this clause 11.8 are without prejudice to any other rights which any person may have against any party who fails to pay any sum in accordance with any Finance Document.

12.	Taxes

12.1	No deduction for Taxes and no set-off or counterclaim

All payments by the Obligors under any Finance Document, whether of principal, interest or other amounts, will be:

(a)	without (and free and clear of any deduction for) any set-off or counterclaim; and

(b)	without deduction or withholding for any present or future Taxes unless the Obligor is compelled by law to deduct or withhold the same.

12.2	Payment net of Taxes

If:

(a)	an Obligor is compelled by law to make any deduction or withholding from any payment under any Finance Document on account of Taxes (other than Excluded Taxes);

(b)	the Facility Agent or Security Trustee is compelled by law to make any deduction or withholding from any payment to a Finance Party under any Finance Document on account of Taxes (other than Excluded Taxes);

(c)	a Finance Party does not receive a payment to which it is entitled under the Finance Documents free and clear of Taxes (other than Excluded Taxes); or

(d)	a Finance Party is obliged to pay any Taxes (other than Excluded Taxes) in respect of a payment made or to be made by an Obligor under the Finance Documents,

then:

(i)	the Borrower will on demand by the Facility Agent pay to the Facility Agent any additional amounts necessary to ensure that the Finance Party affected receives (after all deductions and withholdings for Taxes other than Excluded Taxes) a net amount equal to the full amount which it would have been entitled to receive and retain had the deduction or withholding not been made or had the payment been free and clear of Taxes (other than Excluded Taxes) or had the Finance Party not been obliged to pay any Taxes (other than Excluded Taxes) in respect of the payment; and

(ii)	where clause 12.2(a) applies the Obligor compelled to make the deduction or withholding will:

A.	pay to the appropriate Government Authority any amount deducted or withheld in respect of Taxes within the time allowed and in the minimum amount required by law; and

B.	promptly after making the deduction or withholding provide to the Facility Agent evidence satisfactory to the Facility Agent of that payment having been made.

13.	Illegality

If, after the date of this agreement, it becomes unlawful or (as a result of a change in law or regulation) impossible for a Financier to maintain or give effect to any of its obligations under the Finance Documents:

(a)	the Financier’s obligations under the Finance Documents will be suspended immediately for the duration of the illegality or impossibility;

(b)	the Financier may, by notice to the Borrower (through the Facility Agent), terminate its obligations under all of the Finance Documents;

(c)

if a notice is given under clause 13(b), the Borrower will prepay an amount equal to the Financier’s participation in all Advances together with all interest and other charges accrued on the Financier’s participation and all other amounts payable to the Financier under the Finance Documents in full immediately, or if delay in prepayment does not compound the unlawful event, on the last day of the current Interest Period (or any lesser period if the applicable law requires) notice to that effect from the Financier to the Borrower (through the Facility Agent); and

(d)	the Borrower will indemnify the Financier, and despite the termination of its obligations under the Finance Documents keep the Financier indemnified, against any cost, loss, damage or expense suffered, incurred or payable by it as a result of the operation of clause 13(a), 13(b) or 13(c) and will pay to the Facility Agent for the account of the Financier prior to termination of the Financier’s obligations under the Finance Documents the amount the Financier estimates in good faith to be, then or in the future, payable to it by the Borrower under the indemnity in this clause 13(d).

14.	Increased cost

14.1	Obligation to indemnify

(a)	If because of any change in law or in its interpretation or administration or because of compliance with any request from or requirement of any Government Authority occurring, in either case, after the date of this agreement:

(i)	a Financier incurs a cost as a result of it having entered into or performed its obligations under any of the Finance Documents or as a result of any Advance being outstanding;

(ii)	there is any increase in the cost to a Financier of funding or maintaining any Advance made or to be made;

(iii)	there is a reduction in any amount due and payable to a Financier under any Finance Document;

(iv)	the rate of return to a Financier on the Advances or the anticipated rate of return on the Financier’s overall capital is, in either case, reduced; or

(v)	a Financier becomes liable to make any payment (not being a payment of any Excluded Tax) on or calculated by reference to the amount of the Advances,

then from time to time on notification by the Financier through the Facility Agent the Borrower will pay to the Facility Agent on account of the Financier amounts sufficient to indemnify the Financier against that cost, increased cost, reduction or liability.

(b)	If a Financier has acted in good faith it is no defence that the cost, increased cost, reduction or liability could have been avoided.

(c)	A Financier’s certificate as to the amount of, and basis for arriving at, any cost, increased cost, reduction or liability is conclusive and binding on the Obligors in the absence of manifest error on the face of the certificate.

14.2	Prepayment after increased cost

If the Facility Agent has given a notice under clause 14.1 and that notice has not been withdrawn, the Borrower, by notice to the Facility Agent:

(a)	may terminate the relevant Financier’s obligation to provide its Commitment; and

(b)	may elect to prepay the amount of that Financier’s participation in all outstanding Advances, together with any accrued but unpaid interest and any other amounts (including amounts payable under clause 20) outstanding under each Finance Document that relate to that Financier, on the first date on which the Borrower is required to pay interest under this agreement that falls at least 30 days after the later of:

(i)	the date that the Facility Agent receives that notice; or

(ii)	the date on which the Regulatory Change takes effect.

The Borrower’s notice is effective when received by the Facility Agent and, once effective, is irrevocable.

15.	Representations and warranties

15.1	Representations and warranties

The Borrower represents and warrants that:

(a)	(status) it and each of its Subsidiaries (other than ResMed Property Trust) is a company limited by shares under the Corporations Act;

(b)	(power) it has full legal capacity and power to:

(i)	own its property and to carry on its business; and

(ii)	enter into the Finance Documents and to carry out the transactions that they contemplate;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into the Finance Documents and its carrying out the transactions that they contemplate;

(d)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	enable it to properly execute the Finance Documents and to carry out the transactions that they contemplate;

(ii)	ensure that each Finance Document is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(documents effective) each Finance Document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally) subject to any necessary stamping or registration;

(f)	(ranking) its payment obligations under each Finance Document rank at least equally with all its other unsecured and unsubordinated payment obligations (whether present or future, actual or contingent), other than obligations that are mandatorily preferred by law;

(g)	(no contravention) neither its execution of the Finance Documents nor the carrying out by it of the transactions that they contemplate, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any Government Authority that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any undertaking or instrument binding on it or any of its property;

(iv)	contravene its Constitution; or

(v)	require it to make any payment or delivery in respect of any Financial Liability before it would otherwise be obliged to do so;

(h)	(no litigation) other than as disclosed in writing to the Facility Agent, no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a Material Adverse Effect on it or any of its Subsidiaries;

(i)	(Accounts):

(i)	the Accounts and any other financial statements and reports that it has given to the Facility Agent have been prepared in accordance with all applicable laws and (unless inconsistent with those laws) Accepted Accounting Practices;

(ii)	the Accounts that it has given to the Facility Agent give a true and fair view of the financial condition of the Parent and its Subsidiaries as at the date to which they are made up and of the results of operations of the Parent and its Subsidiaries for the period that they cover; and

(iii)	there has been no change since the date of the most recent Accounts that it has given to the Facility Agent that could have a Material Adverse Effect on it;

(j)	(other information):

(i)	the other information and reports (if any) that it has given to the Facility Agent in connection with any Finance Document are true and accurate in all material respects and not misleading in any material respect (including by omission); and

(ii)	any forecasts and opinions in them are fair and reasonable (and were made or formed after due inquiry and consideration by appropriate officers of the Borrower),

as at the date of this document or, if given later, when given;

(k)	(disclosure of relevant information) it has disclosed to the Facility Agent all the information that is material to an assessment by it of the risks that it assumes by entering into any Finance Document;

(l)	(no filings or Taxes) it is not necessary or desirable, to ensure that any Finance Document is legal, valid, binding or admissible in evidence, that any Finance Document or any other document be filed or registered with any Government Authority, or that any Taxes be paid;

(m)	(no default) no Event of Default or Potential Event of Default has occurred and is continuing, and it is not in breach of any other document or agreement in a manner that could have a Material Adverse Effect on it or any of its Subsidiaries;

(n)	(no Encumbrance) none of its property, and no property of any other Obligor or any Obligor’s Subsidiaries, is subject to an Encumbrance other than a Permitted Encumbrance;

(o)	(no Controller) no Controller is currently appointed in relation to any of its property, or any property of any of its Subsidiaries;

(p)	(no trust) it is not entering into any Finance Document as trustee of any trust or settlement;

(q)	(corporate benefit) its entry into the Finance Documents is in its best interests and for its benefit;

(r)	(Corporations Act) by entering into and performing its obligations under the Transaction Documents, neither it nor any Guarantor will be in breach or contravention of the Corporations Act, including Part 2J or Chapter 2E of the Corporations Act; and

(s)	(Group) ResMed Property Trust is the only Subsidiary of the Borrower.

15.2	Repetition of representations and warranties

The representations and warranties in this clause are taken to be repeated on the Drawdown Date and on the last day of each Interest Period on the basis of the facts and circumstances as at that date.

15.3	Reliance on representations and warranties

The Borrower acknowledges that the other parties have executed this document and agreed to take part in the transactions that it contemplates in reliance on the representations and warranties that are made or repeated in this clause.

15.4	No representations to the Borrower

The Borrower acknowledges that it has not relied and will not rely on any representation, statement or promise made by or on behalf of any other party in deciding to enter into this document or to exercise any right or perform any obligation under it.

16.	Undertakings

16.1	General undertakings

The Borrower must:

(a)	(maintain status) maintain, and ensure that each of its Subsidiaries (other than ResMed Property Trust) maintains, its status as a company limited by shares under the Corporations Act;

(b)	(comply with law) comply with, and ensure that each of its Subsidiaries complies with, all applicable laws including by paying when due all Taxes for which it or any of its property is assessed or liable (except to the extent that these are being diligently contested in good faith and by appropriate proceedings and it or the relevant Subsidiary has made adequate reserves for them);

(c)	(keep books) keep, and ensure that each of its Subsidiaries keeps, proper books (as defined in the Corporations Act) recording its activities and those of each of its Subsidiaries (including financial records in accordance with the Corporations Act), and permit the Facility Agent or its representatives on request to examine and take copies of them;

(d)	(hold Authorisations) obtain and maintain each Authorisation that is necessary or desirable to:

(i)	execute the Finance Documents and to carry out the transactions that they contemplate;

(ii)	ensure that each Finance Document is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,

and must comply with any conditions to which any of these Authorisations is subject;

(e)	(no administrator) not appoint, and ensure that none of its Subsidiaries appoints, an administrator without notice to the Facility Agent;

(f)	(permitted use of funds) apply the Advances solely for the purposes specified in clause 2.5;

(g)	(patents) maintain and keep registered under all applicable laws all patents, trade marks and licences registered in the name of the Borrower where not to do so would have a Material Adverse Effect;

(h)	(Subsidiaries):

(i)	ensure that it, each other Obligor and each Obligor’s Subsidiaries do not acquire or incorporate any Subsidiary after the date of this agreement without the prior written consent of the Facility Agent (acting on the instructions of all the Financiers), which consent shall not be unreasonably withheld, where the consideration for the acquisition exceeds USD 20,000,000 or its equivalent; and

(ii)	where it, an Obligor or an Obligor’s Subsidiary acquires or incorporates any Subsidiary after the date of this agreement which is at or below USD20,000,000 (or its equivalent) which is not financed in whole or in part by a Tranche B Advance, ensure that the acquired or incorporated Subsidiary is engaged in a business substantially similar or related to that carried on by the Group and the Borrower continues to comply with clause 17.2;

(i)	(ResMed Loan Agreement) other than pursuant to the Deed of Variation, not terminate, rescind or agree to any variation of the ResMed Loan Agreement, assign any of its right, title or interest in the ResMed Loan Agreement, release any person from any of its obligations under the ResMed Loan Agreement or otherwise waive any of the Borrower’s rights under the ResMed Loan Agreement except for any variation, assignment, release, waiver or termination granted by the Borrower with the consent of the Facility Agent (such consent not to be unreasonably withheld); and

(j)	(dividends) without limiting clause 16.1(b) above, comply at all times with section 254T of the Corporations Act including ensuring that its profits (including retained earnings) are always sufficient to apply any amounts it receives under Tranche C towards the payment of dividends.

16.2	Reports and information

The Borrower must give the Facility Agent:

(a)	(audited consolidated annual Accounts) as soon as possible (and in any event within 120 days) after the end of each of the Parent’s financial years, a set of audited consolidated Accounts for the Group for that financial year, prepared in accordance with the all applicable laws and (except where inconsistent with those laws) the Accepted Accounting Practices;

(b)	(unaudited consolidated semi-annual accounts) as soon as possible (and in any event within 90 days) after the end of the first half of each financial year, a set of consolidated Accounts for the Group for that half-year prepared in accordance with all applicable laws and (except where inconsistent with those laws) the Accepted Accounting Practices;

(c)	(compliance certified) within 90 days after each Semi-Annual Date, a certificate in a form satisfactory to the Facility Agent signed by any 2 directors of the Parent setting out:

(i)	the calculation of the Interest Coverage Ratio for the purposes of clause 17.1(a) as at that Semi-Annual Date;

(ii)	the calculation of the Gearing Ratio for the purposes of clause 17.1(b) as at that Semi-Annual Date;

(iii)	the calculation of the Tangible Net Worth for the purposes of clause 17.1(c) as at that Semi-Annual Date; and

(iv)	the calculations as to whether the ratios in clause 17.2 have been complied with as at that Semi-Annual Date;

(d)	(copy of reports) a copy of each document that it gives to its shareholders or to any stock exchange, at the same time as it gives it to them or it;

(e)	(notice of default) as soon as it becomes aware that an Event of Default or Potential Event of Default has occurred, full details of that Event of Default or Potential Event of Default;

(f)	(notice of litigation) full details of any litigation, arbitration, mediation, conciliation or administrative proceedings which, if adversely decided, could have a Material Adverse Effect on it or any of its Subsidiaries, as soon as the proceedings are commenced or threatened; and

(g)	(other information) promptly on request (and in any event within 5 Business Days) any other information relating to the financial condition, business, property and affairs of itself, any Obligor or any of its related bodies corporate that the Facility Agent reasonably requests.

16.3	Financial undertakings

The Borrower must:

(a)	(negative pledge) not create or permit to exist, and ensure that each other Obligor and each Obligor’s Subsidiaries do not create or permit to exist, any Encumbrance over any of its property, other than a Permitted Encumbrance;

(b)	(no Financial Liabilities)

(i)	not incur Financial Liabilities (including without limitation, rent and amounts in the nature of rent payable under any operating lease) which would cause Financial Liabilities (including without limitation, rent and amounts in the nature of rent payable under any operating lease) for the Group to exceed USD50,000,000 (or its Equivalent) from any entity that is not an Obligor;

(ii)	ensure that each other Obligor and each Obligor’s Subsidiaries do not incur Financial Liabilities (including without limitation, rent and amounts in the nature of rent payable under any operating lease) which would cause Financial Liabilities (including without limitation, rent and amounts in the nature of rent payable under any operating lease) for the Group to exceed USD50,000,000 (or its Equivalent) from any entity that is not an Obligor, without the prior written consent of the Facility Agent (any such request for consent to be considered in good faith), other than under the UBOC Facilities (or any facilities that replace the UBOC Facilities) and the Intercompany Loans, provided that:

(iii)	the principal amount of the Financial Liabilities under each Intercompany Loan at any time must not exceed an amount greater than the aggregate of USD 10,000,000 (or its equivalent) and the principal amount of those Financial Liabilities as at the date of this agreement; and

(iv)	the total amount of the Financial Liabilities under the UBOC Facilities (or any other facility replacing the UBOC Facilities) and provided to the borrowers under the UBOC Facilities (or the replacing facility) must not at any time exceed USD75,000,000, subject to this limit being reviewed, at the request of the Borrower, by the Facility Agent (acting on the instructions of all the Financiers) after the second anniversary of the date of this agreement (the “Review Date”) and, in reviewing this limit, the Facility Agent and the Financiers agree to act in good faith taking into account the financial position, credit standing and circumstances of the Group as a whole as at the Review Date;

(c)	(provision of financial accommodation) not provide any financial accommodation (excluding trade receivables incurred in the ordinary course of its ordinary business and normal corporate recharges) or give any guarantee, guarantee and indemnity, or similar document to, or on behalf of, any person that is not an Obligor, and must procure that each other Obligor does not provide any financial accommodation (excluding trade receivables incurred in the ordinary course of its ordinary business and normal corporate recharges) or give any guarantee, guarantee and indemnity, or similar document to, or on behalf of, any person that is not an Obligor, in an aggregate amount exceeding USD 18,000,000 (or its Equivalent) in any Financial Year, without the Facility Agent’s prior written consent;

(d)	(real property leases) ensure that the aggregate amount of rent and amounts in the nature of rent payable by the Borrower as tenant under any lease of real property in any Twelve-Month Period does not exceed Euro 20,000,000 (or its Equivalent);

(e)	(dividends and distributions) not declare or pay any dividend, repay any loans from shareholders or make any payment or other distribution to any shareholders in an aggregate amount exceeding 50 per cent of Net Profit After Tax for any Financial Year other than the payment on or before 30 June 2006 (provided it is paid out of profits, including retained earnings) of a single special dividend by the Borrower to ResMed Holdings Limited in an amount not exceeding USD 70,000,000 (or its Equivalent);

(f)	(no disposal of property) not dispose of, declare a trust over or otherwise create an interest in, and must ensure that each other Obligor and each Obligor’s Subsidiaries do not dispose of, declare a trust over or otherwise creates an interest in any of its property which has an aggregate value exceeding Euro 20,000,000 (or its Equivalent) in any Twelve-Month Period except:

(i)	as permitted by paragraph (a); or

(ii)	with the consent of the Facility Agent;

(g)	(Subsidiaries) ensure that none of its Subsidiaries (including where it acts as a trustee) acquires any assets, including without limitation, any real property without the consent of the Facility Agent;

(h)	(insurance) keep, and must ensure that it, each other Obligor and each Obligor’s Subsidiaries keeps, its property and business insured:

(i)	against the risks and in the amounts that are prudent or usual for a person conducting a business similar to that Obligor or Obligor’s Subsidiary, with sound and reputable insurers; or

(ii)	as the Facility Agent reasonably requires,

and must provide the Facility Agent on request with details of the insurance, evidence that it is in full effect and evidence that all premiums have been paid; and

(i)	(financial year) not change its financial year.

16.4	Change to Accounting Principles

If any Accounts, or other financial statements delivered to the Facility Agent under this agreement are not prepared in accordance with the Accepted Accounting Practices in effect at the date of this agreement due to a change in the Accepted Accounting Practices occurring after the date of this agreement which results in the Accounts or financial statements being prepared on a different basis to Accounts prepared as at the date of this agreement then:

(a)	unless so indicated by the notes to the relevant Accounts or financial statements, the Borrower must notify the Facility Agent in writing of that matter when delivering the relevant Accounts or financial statements to the Facility Agent; and

(b)	the Borrower must, if the change in the Accepted Accounting Practices affects in any way the computation of any Financial Ratio, with those Accounts or financial statements delivered under this agreement, deliver to the Facility Agent:

(i)	details of all such adjustments as need to be made to the Accounts or financial statements to bring them into line with the Accepted Accounting Practices applied as at the date of this agreement; and

(ii)	a separate set of Accounts or financial statements prepared in accordance with the Accepted Accounting Practices in effect at the date of this agreement.

16.5	Acquired Subsidiaries and Additional Guarantees

Unless the Facility Agent otherwise consents in writing, the Borrower must ensure that, where any Subsidiary has been acquired by it, any other Obligor or any Obligor’s Subsidiaries after the date of this agreement in accordance with clause 16.1(h)(i) and the acquisition has been financed in whole or in part with the proceeds of a Tranche B Advance, that Subsidiary will, provided it is permitted by law, execute and deliver to the Facility Agent within 5 Business Days (or such later period necessary in order to comply with any law) of its acquisition a guarantee and indemnity in favour of the Security Trustee guaranteeing all obligations of the Obligors under the Finance Documents, which must be in form and substance satisfactory to the Facility Agent. If requested by the Facility Agent, the Borrower must provide a legal opinion as to the enforceability and validity of the guarantee and indemnity and the status of the Subsidiary addressed to the Facility Agent in relation to the new Subsidiary, which must be in form and substance satisfactory to the Facility Agent.

17.	Financial Covenants

17.1	Financial Covenants

The Borrower must ensure that:

(a)	for each Twelve-Month Period ending on a Semi-Annual Date, the Interest Coverage Ratio is at least 5.00:1;

(b)	for each Twelve-Month Period ending on a Semi-Annual Date, the Gearing Ratio is equal to or less than 2.25:1; and

(c)	at each Semi-Annual Date, the Tangible Net Worth is not less than the aggregate of:

(i)	USD 300,000,000; and

(ii)	50% of the aggregate Net Income for each Semi-Annual Period ending after 31 December 2005 (with no deduction for a net loss in any such Semi-Annual Period).

17.2	Borrower and Guarantor Group

If at any time:

(a)	the aggregate current book value of tangible assets of the Borrower and the Guarantors (as determined in accordance with Accepted Accounting Principles) is less than 80% of the total tangible assets of the Group (as determined in accordance with Accepted Accounting Principles); or

(b)

the aggregate EBITDA for the six month period ending on the previous Semi-Annual Date of the Borrower and each Guarantor is less than 80% of EBITDA for the Group for that period, the Borrower must ensure that within 60 days such members of the Group provide a guarantee and indemnity, in form and substance satisfactory to the Facility Agent, in favour of the Security Trustee for the benefit of the Finance Parties, so that those ratios are complied with. If the new Guarantor is incorporated outside Australia, at the request of the Facility Agent, the Borrower must procure a legal opinion in form and substance reasonably satisfactory to the Facility Agent, in relation to that new Guarantor.

For the purposes of clause 17.2(a) only, the amount of the tangible assets of ResMed SAS (as a Guarantor) to be included for the purposes of clause 17.2(a) shall be limited to an amount equal to the aggregate liability of ResMed SAS under clause 4 of the International Guarantee.

18.	Default and termination

18.1	Events of Default

Each of these events or circumstances is an Event of Default:

(a)	(non-payment) if an Obligor fails to pay any amount that is due and payable by it under any Finance Document within 2 Business Days of when it is due;

(b)	(other obligations) if an Obligor fails to comply with any of its obligations under any Finance Document (other than a failure referred to elsewhere in this clause) and:

(i)	the Facility Agent considers that the failure cannot be remedied; or

(ii)	the Facility Agent considers that the failure can be remedied, and the failure is not remedied within 20 Business Days after the Obligor becomes aware of the failure;

(c)	(misrepresentation) if any representation, warranty or statement made by, or repeated by, an Obligor, in or in connection with any Finance Document is untrue or misleading (whether by omission or otherwise) in any material respect when so made or repeated;

(d)	(Event of Insolvency) if an Event of Insolvency occurs in respect of an Obligor or any of its Subsidiaries;

(e)	(maintenance of capital) if an Obligor or any of its Subsidiaries passes a resolution;

(i)	to permit the giving of financial assistance, whether directly or indirectly, for the purposes of, or in connection with, an acquisition or proposed acquisition by a person of shares or of any right or interest in shares in it or in any holding company of it;

(ii)	for the reduction of its share capital (including the purchase of its shares but excluding a redemption of redeemable shares); or

(iii)	to limit its ability to make calls on its uncalled share capital,

without the consent of the Facility Agent;

(f)	(Material Adverse Effect) if an event or a change occurs which could, or could in the opinion of the Facility Agent, have a Material Adverse Effect on an Obligor or any of its Subsidiaries;

(g)	(cross-default) if:

(i)	Financial Liabilities in an amount exceeding Euro 10,000,000 (or its Equivalent) of an Obligor or any of its Subsidiaries becomes due for payment, or becomes capable of being declared due for payment, (other than at the option of that person or the relevant subsidiary) before the stated maturity of that Financial Liability;

(ii)	an agreement by any person with an Obligor or any of its Subsidiaries to provide or underwrite financial accommodation in an amount exceeding Euro 10,000,000 (or its Equivalent) or to acquire or assume any risk in respect of Financial Liability in an amount exceeding Euro 10,000,000 (or its Equivalent), is prematurely terminated; or

(iii)	any money or commodity owing or deliverable by an Obligor or any of its Subsidiaries in respect of any Financial Liability in an amount exceeding Euro 10,000,000 (or its Equivalent) is not paid or delivered when due for payment or delivery (having regard to any applicable grace period);

(h)	(Encumbrance) if an Obligor or any of its Subsidiaries creates or permits to exist any Encumbrance over any of its property, other than a Permitted Encumbrance;

(i)	(compulsory acquisition) if all or a material part of the property of an Obligor or any of its Subsidiaries is compulsorily acquired by any Government Agency or that Obligor or any of its Subsidiaries sells or divests itself of all or a material party of its property because it is required to do so by a binding order from a Government Agency, and that Obligor or the relevant Subsidiary does not receive compensation for the acquisition, sale or disposal which is acceptable to the Facility Agent;

(j)	(inability to perform) if an Obligor ceases for any reason to be able lawfully to carry out all the transactions which any Finance Document contemplates may be carried out by it;

(k)	(provisions void) if all or any material provision of any Finance Document is or becomes void, voidable, illegal or unenforceable or of limited force (other than because of equitable principles or laws affecting creditors’ rights generally), or an Obligor claims this to be the case;

(l)	(special investigations) if any matter relating to an Obligor or any of its Subsidiaries becomes subject to an investigation under any law relating to companies which could have a Material Adverse Effect;

(m)	(change of control) if, in the Facility Agent’s opinion, the Parent ceases to control (directly or indirectly):

(i)	the composition of the board of directors or other governing body of an Obligor;

(ii)	100% of the voting rights attaching to the capital of an Obligor; or

(iii)	100% of the issued capital of an Obligor (excluding any part of that capital that carries no right to participate beyond a specified amount in the distribution of either profit or capital),

including, without limitation, by reason of the acquisition by any means by any person of a relevant interest (as defined in the Corporations Act) in shares of the Obligor that is sufficient to cause the Parent to cease to exercise the control referred to in paragraph (i), (ii) or (iii);

(n)	(Financial Ratio) any Financial Ratio is breached;

(o)	(Security) if any Security becomes enforceable; and

(p)	(cessation of business) the Borrower or any other Obligor ceases to carry on business or substantially or materially changes the nature of its business.

18.2	Consequences

If an Event of Default has occurred and has not been remedied, the Facility Agent may notify the Borrower that:

(a)	the Financiers’ obligation to provide the Facility is terminated, in which case their obligation to do so terminates immediately;

(b)	the Commitment of each Financier is cancelled, in which case their Commitments will be cancelled immediately;

(c)	all Advances, any accrued but unpaid interest and all other amounts outstanding under each Finance Document are due and payable, in which case those amounts are immediately due and payable; and

(d)	all Advances, any accrued but unpaid interest and all other amounts outstanding under each Transaction Document are due and payable on demand, in which case those amounts will be due and payable on demand made at any time.

19.	Prior Documentation

The Borrower acknowledges and agrees that immediately upon the drawdown of Tranche A and the application of the Tranche A Advance in repayment of all outstanding amounts under the Previous Facility Agreement:

(a)	each Lender’s Commitment under the Previous Facility Agreement is irrevocably and automatically reduced to zero; and

(b)	the Borrower shall have no further right to draw any amount under the Previous Facility Agreement and the Lenders shall have no further obligation to provide any further Advances under the Previous Facility Agreement.

In this clause 19:

“Lender”, “Commitment” and “Advance” has the same meaning as in the Previous Facility Agreement.

20.	Indemnities

The Borrower must indemnify each other party against, and must pay on demand the amount of, all losses, liabilities, expenses and Taxes incurred in connection with:

(a)	any Event of Default or Potential Event of Default;

(b)	the administration, and any actual or attempted preservation or enforcement, of any rights under any Finance Document;

(c)	the Financiers not providing an Advance to the Borrower because a condition precedent in clause 3.1, 3.2 or 3.3 was not satisfied and was not dealt with in accordance with clause 3.5;

(d)	the Advances being repaid or becoming due for repayment other than the last day of an Interest Period or any other amount required to be paid under any Finance Document not being paid on its due date, including losses, liabilities, expenses and Taxes incurred because of:

(i)	the cancellation, termination or alteration of any swap or other arrangement made by a Financier to fund the Advance or other payment; or

(ii)	any liquidation or re-employment of deposits or other funds acquired by a Financier to fund the Advance or other payment.

Without limiting this, the Borrower must also reimburse each Financier on demand for any amount that the Financier is obliged to pay to the Facility Agent under clause 21.

21.	Facility Agent and Security Trustee

21.1	Appointment of Facility Agent

(a)	Each Financier irrevocably appoints and authorises the Facility Agent to act as its agent in connection with the Finance Documents, with power to:

(i)	enter into each Finance Document (other than this agreement) on its behalf;

(ii)	exercise any Power that is specifically delegated to the Facility Agent under the Finance Documents together with any Power as is reasonably incidental to it; and

(iii)	comply with all obligations that are specifically imposed on the Facility Agent under the Finance Documents.

(b)	Where the Facility Agent provides services in connection with the administration of the Advances, that is, when it calculates rates and amounts, keeps records, receives and distributes payments or information under any provision of this agreement and receives and deals with Drawdown Notices, it does not provide those services as agent for the Financiers but the remainder of this clause 21 applies.

(c)	The Facility Agent’s duties and obligations under the Finance Documents are solely administrative in nature and the Facility Agent does not have any duties, obligations or liabilities to the other Finance Parties or any of them beyond those expressly stated in the Finance Documents.

(d)	Each Financier authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Pledge together with any other incidental rights, powers, authorities and discretions.

21.2	Appointment of Security Trustee

(a)	Each Finance Party (other than the Security Trustee) irrevocably appoints and authorises the Security Trustee to act as trustee of the trust constituted under the Security Trust Deed, with power to:

(i)	exercise any Power that is specifically imposed or conferred on the Security Trustee under the Finance Documents together with any Power as is reasonably incidental to it; and

(ii)	comply with all obligations that are specifically imposed on the Security Trustee under the Finance Documents.

(b)	The Security Trustee does not have any duties, obligations or liabilities to the other Finance Parties or any of them beyond those expressly stated in the Finance Documents.

21.3	Instructions to Facility Agent

(a)	Unless otherwise expressly provided in the Finance Documents and subject to this clause 21.3, the Facility Agent must act or refrain from acting in the exercise of any Power under the Finance Documents, including granting waivers or consents, varying the terms of any Finance Document or providing instructions to the Security Trustee as contemplated by clause 21.4, in accordance with the instructions (if any) of the Majority Financiers. The Facility Agent will not be liable for acting or from refraining from acting in accordance with any instructions of the Majority Financiers. In the absence of any instructions from the Majority Financiers the Facility Agent may act or refrain from acting as it sees fit, provided it has used reasonable endeavours to obtain instructions from the Majority Financiers.

(b)	The following waivers, consents or variations under the Finance Documents may only be granted or made by the Facility Agent with the prior written consent of all of the Financiers and (in the case of variations) the Borrower:

(i)	the extension of the Tranche A Availability Period, the Tranche B Availability Period, the Tranche C Availability Period or the Tranche D Availability Period;

(ii)	any variation of the definition of “Majority Financiers” in clause 1.1;

(iii)	any extension of the date for, or reduction in the amount or currency of, or waiver of any payment of, principal, interest, Margin, fee, commission or any other amount payable under any of the Finance Documents;

(iv)	any increase in any Financier’s Commitment other than under clause 25;

(v)	any variation of clauses 11.5, 11.6, 11.7, 12, 13, 14, 23 or this clause 21.3(b);

(vi)	any variation of any provision where (before the variation) it is provided that certain things may not be done without, or may only be done with, the consent or approval of all the Financiers; and

(vii)	(except as otherwise expressly provided in this agreement, the Security Trust Deed or any Security) any release of the security provided by any of the Securities over any asset.

(c)	Despite any other provision of any Finance Document in no event will the Facility Agent be required to take any action:

(i)	which exposes it, or is likely to expose it, to personal liability unless it is indemnified to its satisfaction, acting reasonably; or

(ii)	which is contrary to any Finance Document or any law.

(d)	Despite any other provision of any Finance Document, the Facility Agent may act or refrain from acting, and may direct the Security Trustee to act or refrain from acting, in the exercise of any Power without seeking the instructions of the Majority Financiers or all Financiers in circumstances where the act relates to an administrative matter and does not involve a waiver of a breach by an Obligor of its obligations under any Finance Document or any amendment to any Finance Document.

(e)	Any reference in the Finance Documents to the Facility Agent or the Security Trustee being required to form an opinion or to act reasonably (or not unreasonably) will be deemed to require the Financiers to act in the same manner when instructing the Facility Agent.

21.4	Instructions to Security Trustee

(a)	Subject to this clause 21.4, the Security Trustee must act or refrain from acting in the exercise of any Power under the Finance Documents (except pursuant to clause 3.3 of the Security Trust Deed) in accordance with the instructions (if any) of the Facility Agent. The Security Trustee will not be liable for acting or from refraining from acting in accordance with any instructions of the Facility Agent. In the absence of any instructions from the Facility Agent, the Security Trustee may act or refrain from acting as it sees fit, provided it has used reasonable endeavours to obtain instructions from the Facility Agent.

(b)	Despite any other provision of any Finance Document in no event will the Security Trustee be required to take any action:

(i)	which exposes it, or is likely to expose it, to personal liability unless it is indemnified to its satisfaction, acting reasonably; or

(ii)	which is contrary to any Finance Document or any law.

21.5	Seeking instructions from Financiers

(a)	Whenever the Facility Agent consults the Financiers to obtain instructions, it agrees to provide a reasonable time during which those instructions may be given and each Financier agrees to respond within any time period specified by the Facility Agent for giving instructions.

(b)	If the Facility Agent notifies the Financiers at the time it requests instructions in relation to a matter that a failure to respond within a specified time will be taken to be a consent to the Facility Agent taking the action or not taking the action, as the case may be, in respect of which the instructions are sought, any Financier which does not respond within the time specified in the request will be taken to have consented.

(c)	Any Financier may, by notice to the Facility Agent, notionally divide any or all of its Commitment and its participation in the Advances into separate amounts to reflect any subparticipation entered into by that Financier and may vote or abstain from voting with respect to each separate amount on any matter separately and differently from its vote or abstention with respect to any other separate amount on such matter.

21.6	Acts binding on Finance Parties

(a)	Each Financier will be bound by any action taken or any action not taken by the Facility Agent or the Security Trustee in accordance with the terms of the Finance Documents whether or not that Financier gave any instruction in relation to that matter.

(b)	The Security Trustee will be bound by any action taken or any action not taken by the Facility Agent in accordance with the terms of the Finance Documents.

21.7	No need for inquiries

(a)	No Obligor will be concerned to inquire as to whether:

(i)	the Facility Agent has been given any instructions by the Majority Financiers or all of the Financiers or as to the terms of any instructions so given; or

(ii)	the Security Trustee has been given any instructions by the Facility Agent or as to the terms of any instructions so given.

(b)	As between the Obligors and the Finance Parties all action taken by either the Facility Agent or the Security Trustee under the Finance Documents will be taken to be duly authorised.

21.8	Restrictions on Financiers’ rights

Without limiting clause 2.4, a Financier may exercise a Power against any Obligor under any Finance Document independently of the Facility Agent and the Security Trustee if and only if:

(a)	in the case of a Power conferred on the Facility Agent, the Facility Agent has been instructed by the Financiers as contemplated by clause 21.3 to exercise the Power and the Facility Agent has (provided it has been indemnified if necessary as contemplated by clause 21.3(c)(i)) not done so within a reasonable period from the time the instructions were given; or

(b)	in the case of a Power conferred on the Security Trustee, the Security Trustee has been instructed by the Facility Agent as contemplated by clause 21.4 to exercise the Power and the Security Trustee has (provided it has been indemnified if necessary as contemplated by clause 21.4(b)(i)) not done so within a reasonable period from the time the instructions were given.

21.9	Delegation

(a)	Each of the Facility Agent and the Security Trustee may at any time and from time to time:

(i)	act in relation to the Finance Documents through its officers and employees; and

(ii)	delegate the exercise of its Powers and the performance of its duties and obligations under the Finance Documents to agents or attorneys selected by it with reasonable care.

(b)

The Finance Parties and each Obligor agree that each officer, employee, agent and attorney of the Facility Agent or the Security Trustee referred to in clause 21.9(a) (each a “Delegate”) will be entitled to the benefit of this clause 21 as if it were the Facility Agent or the Security Trustee, as applicable. Without limitation, no Delegate will be responsible or liable for any cost, loss, damage or expense suffered or incurred by any Finance Party, any Obligor or any other person as a result of or in connection with an act or omission of the Delegate except to the extent arising as a direct result of the gross negligence, fraud or wilful misconduct of the Delegate.

21.10	Provision of information

(a)	The Security Trustee will promptly provide to the Facility Agent:

(i)	a copy of each report, notice or other document required to be delivered to the Security Trustee by an Obligor under any Finance Document (but the Security Trustee will not be obliged to review or check the accuracy or completeness of those documents); and

(ii)	a report on anything done following the receipt of instructions from the Facility Agent in accordance with the Finance Documents.

(b)	The Facility Agent will promptly provide to each Financier:

(i)	a copy of each report, notice or other document required to be delivered to the Facility Agent by an Obligor under any Finance Document for or on behalf of that Financier or which is required to be delivered to the Facility Agent by the Security Trustee under clause 21.10(a) (but the Facility Agent will not be obliged to review or check the accuracy or completeness of those documents); and

(ii)	a report on anything done following the receipt of instructions from the Financiers in accordance with the Finance Documents.

(c)	Neither the Facility Agent nor the Security Trustee will be obliged on a continuing basis or at any particular time to provide any other Finance Party with any financial or other information with respect to any Obligor or any of its related entities or with respect to compliance by any Obligor with its obligations under the Finance Documents other than as provided in this clause 21.10 or in clause 21.12.

(d)	Despite any other provision of the Finance Documents, neither the Facility Agent nor the Security Trustee is obliged to disclose to any other Finance Party any information relating to any Obligor or any of their related entities or any other person if the disclosure would or in its opinion, acting reasonably, might constitute a breach of any law or any duty of secrecy or confidence or any fiduciary duty.

21.11	Facility Agent and the Security Trustee not bound to enquire

Neither the Facility Agent nor the Security Trustee is obliged to ascertain or enquire, either as at the date of this agreement or on a continuing basis:

(a)	as to the credit or financial condition or affairs of the Obligors or any other person;

(b)	as to the performance or observance by any Obligor or any other person of any of the terms of any Finance Document; or

(c)	whether any Event of Default or Potential Event of Default has occurred or is subsisting.

21.12	Notice of Default

(a)	Neither the Facility Agent nor the Security Trustee will be taken to have any knowledge of the occurrence of a breach, default, Event of Default or Potential Event of Default unless:

(i)	it has received express notice from another Finance Party or an Obligor stating that the notice is a “Notice of Default” and describing the breach, default, Event of Default or Potential Event of Default; or

(ii)	in the case of the Facility Agent only, any officer or employee of the Facility Agent who is responsible for the administration of the transactions contemplated by the Finance Documents has actual knowledge of a failure of any Obligor to make any payment under any Finance Document on its due date.

(b)	If the Security Trustee receives a Notice of Default it will promptly notify the Facility Agent and provide to the Facility Agent that Notice of Default.

(c)	If the Facility Agent receives a Notice of Default or becomes actually aware of an event referred to in clause 21.12(a)(ii) it will promptly notify each of the Financiers.

21.13	Facility Agent or Security Trustee as Financier

With respect to its own Powers as a Financier, each of the Facility Agent and the Security Trustee will have the same Powers under each Finance Document as any other Financier and may exercise those Powers as though it were not performing the duties and obligations delegated to it as the Facility Agent or Security Trustee, as the case may be. The term “Financiers” will include the Facility Agent or Security Trustee in its individual capacity as a Financier.

21.14	Other dealings

(a)	Each of the Facility Agent and the Security Trustee may, without any liability to account to the other Finance Parties or any of them:

(i)	accept deposits from, lend money to and generally engage in any kind of banking, advisory, financial, trust or other business with any Obligor as if it was not the Facility Agent or Security Trustee, as the case may be; and

(ii)	accept fees and other consideration from any Obligor for services provided or to be provided in connection with any Finance Document or otherwise.

Each other Finance Party releases each of the Facility Agent and the Security Trustee from any obligations it might otherwise have to the other Finance Parties in relation to the matters referred to in this clause 21.14(a).

(b)	(i) In acting as agent under the Finance Documents, the Facility Agent is to be regarded as acting through its agency division which is to be treated as a separate entity from its other divisions or departments.

(ii)	In acting as trustee under the Finance Documents, the Security Trustee is to be regarded as acting through its trustee or agency division which is to be treated as a separate entity from its other divisions or departments.

(iii)	If information is received by another division or department of the Facility Agent or the Security Trustee it may be treated as confidential to that division or department and the Facility Agent or the Security Trustee, as the case may be, is not taken to have notice of it.

21.15	Communications

Except where the Finance Documents otherwise expressly provide, all communications to be made between an Obligor and the Finance Parties or any of them concerning the Facilities or the Finance Documents will be made by or through the Facility Agent.

21.16	Observe laws

Each of the Facility Agent and the Security Trustee may refrain from doing anything which would or might in its reasonable opinion either be contrary to any law or render it liable to any person and may do anything which in its reasonable opinion is necessary to comply with any law.

21.17	Relationships

(a)	Nothing in any Finance Document, and no action taken by the Finance Parties under any Finance Document, will be taken to constitute a partnership, association, joint venture or other entity between the Finance Parties.

(b)	In performing its duties under the Finance Documents, each of the Facility Agent and the Security Trustee will act solely on behalf of the Finance Parties and does not assume and will not be taken in any circumstances to have assumed any responsibility, liability, duty (whether fiduciary or otherwise) or obligation towards, or relationship of partnership, agency or trust with, or for, the Obligors.

(c)	Nothing contained in the Finance Documents, and no action taken by the Facility Agent under any Finance Document, will be taken to constitute the Facility Agent as a trustee or fiduciary of any other person.

21.18	Not responsible

(a)	Neither the Facility Agent, the Security Trustee nor any of their respective directors, officers, employees, agents or attorneys will be responsible to any other Finance Party for:

(i)	any failure of an Obligor or any other person to perform its obligations under any Finance Document;

(ii)	any Obligor’s financial condition;

(iii)	the completeness or accuracy of any statements, representations or warranties in any Finance Document or any document delivered under or in connection with a Finance Document; or

(iv)	the valid execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any Finance Document or any other document.

(b)	Each of the Facility Agent and the Security Trustee may rely on (without further enquiry):

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by an Authorised Officer of any Obligor or a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(c)	Each of the Facility Agent and the Security Trustee may engage any lawyers, accountants or other experts in connection with the exercise of its Powers, or the performance of its obligations, under the Finance Documents and may rely on the advice or services received (without further enquiry).

21.19	Independent investigations

Each Financier acknowledges that:

(a)	it has not relied on any statement, opinion, forecast or other representation made by the Facility Agent or the Security Trustee (or both of them) to induce it to enter into any Finance Document or agree to participate in the Facilities; and

(b)	it has made and (without reliance on the Facility Agent or the Security Trustee and based on such documents as it considers appropriate) it will continue to make:

(i)	its own appraisal of the affairs and financial condition of each Obligor, the legality and validity of the Finance Documents and any other matters relevant to the Finance Documents; and

(ii)	its own decisions as to whether or not to take action under any Finance Document.

21.20	Exclusion of liability

(a)	The Facility Agent will not be liable for any cost, loss, damage or expense suffered or incurred by any Finance Party or any other person as a result of or in connection with an act or omission of the Facility Agent except to the extent arising as a direct result of the gross negligence, fraud or wilful misconduct of the Facility Agent.

(b)	The Security Trustee will not be liable for any cost, loss, damage or expense suffered or incurred by any Finance Party or any other person as a result of or in connection with an act or omission of the Security Trustee except to the extent arising as a direct result of any breach of trust by the Security Trustee or as a direct result of the gross negligence, fraud or wilful misconduct of the Security Trustee.

21.21	Reimbursement and Indemnity

(a)	Each Financier will severally reimburse each of the Facility Agent and the Security Trustee (to the extent that it is not reimbursed by the Obligors) rateably in accordance with its Commitments, or if the Total Commitments are then zero in accordance with its Commitments immediately before their reduction to zero, for all expenses (including legal fees, costs and disbursements (on a solicitor/own client basis)) incurred in connection with:

(i)	negotiating, preparing and executing the Finance Documents, and any subsequent consent, agreement, approval, waiver or amendment under, of or to the Finance Documents;

(ii)	exercising, enforcing or preserving, or attempting to exercise, enforce or preserve, any Power under the Finance Documents, including any expenses incurred in the evaluation of any matter of material concern to the Facility Agent or the Security Trustee or the investigation of any matter which the Facility Agent or the Security Trustee determines, acting reasonably, may be an Event of Default or Potential Event of Default; or

(iii)	otherwise carrying out its duties or obligations as Facility Agent or Security Trustee, as applicable, under any Finance Document.

Each Financier agrees to pay amounts due under this clause 21.21(a) within 5 Business Days of demand from the Facility Agent or the Security Trustee, as relevant.

(b)	Each Financier will severally indemnify each of the Facility Agent and the Security Trustee (to the extent that it is not indemnified by the Obligors) rateably in accordance with its Commitments, or if the Total Commitments are then zero in accordance with its Commitments immediately before their reduction to zero, against all claims, costs, losses, damages or expenses suffered or incurred by or made against the Facility Agent or the Security Trustee, as applicable, in connection with:

(i)	any Finance Document;

(ii)	the performance or purported performance of its duties or obligations as Facility Agent or Security Trustee, as applicable, under any Finance Document; or

(iii)	any action taken or omitted to be taken by the Facility Agent or Security Trustee, as applicable, under or purportedly under a Finance Document,

except to the extent that such claim, cost, loss, damage or expense arises as a direct result of, in the case of the Facility Agent, gross negligence, fraud or wilful misconduct or, in the case of the Security Trustee, its breach of trust, gross negligence, fraud or wilful misconduct. Each Financier agrees to pay amounts due under this indemnity within 5 Business Days of demand from the Facility Agent or the Security Trustee, as relevant.

(c)	The Borrower agrees to reimburse each Financier for each amount paid by that Financier under this clause 21.21. The Borrower agrees to pay amounts due under this clause 21.21(c) on demand by the Facility Agent (which demand will be made by the Facility Agent at the direction of the relevant Financier). This reimbursement obligation does not limit the liability of any Obligor under any other provision of any Finance Document.

21.22	Replacement of Facility Agent

(a)	(Resignation/Notice of removal): The Facility Agent (the “retiring Facility Agent”) may:

(i)	resign at any time by giving not less than 30 days notice to the other Finance Parties and the Borrower; and

(ii)	be removed from office on not less than 30 days prior notice signed by or on behalf of the Majority Financiers.

(b)	(Successor Facility Agent): The Majority Financiers will have the right, in consultation with the Borrower, to appoint a successor Facility Agent on the resignation or removal of the Facility Agent in accordance with clause 21.22(a). If on or before the date on which any resignation or removal of the Facility Agent will take effect, no successor Facility Agent has been appointed, the retiring Facility Agent may, in consultation with the Borrower, appoint a successor Facility Agent which must be a reputable and experienced financier having an office in Australia.

(c)	(Rights of successor Facility Agent): On the successor Facility Agent issuing a written notice to the other Finance Parties and the Borrower accepting its appointment and specifying for the purposes of the Finance Documents an office in Australia and executing any other documents as the retiring Facility Agent may, acting reasonably, require, the successor Facility Agent will succeed to and be vested with all the Powers of the retiring Facility Agent as Facility Agent and the retiring Facility Agent will be discharged from its duties and obligations under the Finance Documents.

(d)	(Provisions to continue): The provisions of this clause 21 will continue in effect in relation to the retiring Facility Agent in respect of any action taken or omitted to be taken while the retiring Facility Agent was acting as the Facility Agent.

(e)	(Documents): The retiring Facility Agent will, at the cost of the Borrower, make available to the successor Facility Agent any documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

21.23	No authority

Each Financier acknowledges and agrees that it does not have authority on behalf of the other Finance Parties to:

(a)	waive any right or remedy of the other Finance Parties or any of them under the Finance Documents; or

(b)	modify or vary, or agree to modify or vary, any provision of any Finance Document.

22.	Set-off

If an Event of Default occurs, the Facility Agent and each Financier, without notice to the Borrower, may combine any account that the Borrower holds with it with, or set off any amount that is or may become owing by it to the Borrower against, any amount owing by the Borrower to it under any Finance Document. For this purpose the Facility Agent and each Financier may:

(a)	change the terms (including the repayment date) of any account or other payment obligation between the parties;

(b)	convert amounts into different currencies in accordance with its usual practice; and

(c)	do anything (including execute any document) in the name of the Borrower that it considers necessary or desirable.

This subclause overrides any other document or agreement to the contrary.

23.	Pro rata sharing

If at any time the proportion which a Financier (“Overpaid Financier”) has received or recovered by set-off or otherwise in respect of its portion of any sum due from an Obligor to the Financiers under the Finance Documents is greater (the amount of the excess being the “excess amount”) than the proportion received or recovered by the Financier receiving or recovering the smallest or no proportion of it, then:

(a)	the Overpaid Financier will, within 3 Business Days of the receipt or recovery, notify the Facility Agent;

(b)	the Overpaid Financier will, within 7 Business Days of notification, pay to the Facility Agent an amount equal to the excess amount;

(c)	the Facility Agent will treat each payment received under clause 23(b) as if it were a payment by the relevant Obligor on account of the sum due from the relevant Obligor and distribute it to the Financiers (other than the Overpaid Financier) in accordance with clause 11;

(d)	unless clause 23(e) applies:

(i)	the liability of the Obligor to the Overpaid Financier will be increased (or treated as not having been reduced) by an amount equal to the excess amount; and

(ii)	the relevant Obligor will fully indemnify the Overpaid Financier making a payment for the amount equal to the excess amount to the extent that, despite clause 23(d)(i), the Overpaid Financier’s liability has been discharged by the receipt or recovery;

(e)	where the amount received or recovered by the Overpaid Financier was received or recovered otherwise than by payment and the Obligor, or the person from whom the receipt or recovery was made, was insolvent at the time of the receipt or recovery or became insolvent as a result of the receipt or recovery, then:

(i)	each Financier (other than the Overpaid Financier) will assign to the Overpaid Financier an amount of the Obligations owed to that Financier equal to the amount received by it as contemplated by clause 23(c); and

(ii)	that assignment will take effect immediately on receipt of payment by the assignor Financier as contemplated by clause 23(c); and

(f)	if all or a portion of the amount received or recovered by the Overpaid Financier is rescinded or must otherwise be restored to an Obligor (“Repaid Amount”):

(i)	each Financier will repay to the Facility Agent for the account of the Overpaid Financier the amount as is necessary to ensure that each Financier repays its proportionate share of the Repaid Amount (together with an amount as is necessary to reimburse the Overpaid Financier for its proportion of any interest on the Repaid Amount which the Overpaid Financier is required to pay) and the provisions of clauses 23(c), 23(d) and 23(e) will apply only to the retained amount;

(ii)	to the extent necessary, any Obligations assigned under clause 23(e) will be re-assigned; and

(iii)	the liability of the Obligor to each Financier will be increased (or treated as not having been reduced) by an amount equal to the amount repaid by that Financier under this clause 23(f).

Despite any other provision of this clause 23, if a Financier has commenced an action or proceeding in any court to recover sums owing to it under any Finance Document and as a result, or in connection with the action or proceeding, has received an excess amount, the Financier will not be required to share any portion of that excess amount with any Financier which was notified of the legal action or proceeding and which had the legal right to, but did not, join the action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

24.	Expenses, stamp duties and GST

24.1	Expenses and Stamp Duty

The Borrower must indemnify each other party against, and must pay each other party on demand the amount of, all Taxes and reasonable expenses incurred in connection with:

(a)	the negotiation, preparation, execution, stamping and registration of each Finance Document;

(b)	the transactions that each Finance Document contemplates; and

(c)	any amendment to, or any consent, approval, wavier, release or discharge of or under, any Finance Document,

including reasonable legal expenses and reasonable expenses incurred in engaging consultants.

24.2	GST

(a)	Any reimbursement required to be made by an Obligor under any Finance Document for a cost, expense or other amount paid or incurred by a Finance Party will be limited to the total cost, expense or other amount less the amount of any input tax credit to which the relevant Finance Party is entitled for the acquisition to which the cost, expense or other amount relates.

(b)	If GST is payable in respect of any supply made by or through a Finance Party (“Supplier”) under, pursuant to, or in connection with, any Finance Document (“GST Liability”), then:

(i)	where consideration is provided by a party (“Recipient”) in relation to that supply that party will pay an additional amount to the Supplier equal to the full amount of the GST Liability; and

(ii)	except where clause 24.2(b)(i) applies, the Borrower will indemnify and keep that Supplier indemnified for the full amount of the GST Liability.

Each Supplier will provide to the relevant Recipient or the Borrower a tax invoice complying with the relevant law relating to any payment made in accordance with this clause 24.2(b).

25.	Assignments and confidentiality

25.1	Successors and assigns

This agreement is binding on and enures to the benefit of each party to it and its respective successors and permitted assigns.

25.2	Assignments by Obligors

No Obligor can assign any of its rights under any Finance Document without the prior written consent of the Facility Agent (acting on the instructions of all the Financiers).

25.3	Financiers

After consulting with the Borrower, a Financier may assign any or all of its rights under any Finance Document without the consent of the Borrower, the Facility Agent or the other Financiers to a financial institution which the Borrower is not prohibited from contracting with by any law of any relevant country or (where the relevant Financier remains Financier of record) a securitisation vehicle or other vehicle for funding purposes.

25.4	Substitution

(a)	If a Financier wishes to transfer all or any of its rights and obligations under the Finance Documents to another person, subject to paragraph (b), it and the proposed transferee will in New South Wales, the Australian Capital Territory or in such other location as the Facility Agent agrees execute and deliver to the Facility Agent 4 counterparts of a Substitution Certificate.

(b)	A Financier may only arrange a substitution after consulting with the Borrower if:

(i)	in the case of a Financier other than the Facility Agent, it gives the Facility Agent at least 5 Business Days’ notice (or such shorter period approved by the Facility Agent, acting reasonably) of its intention to do so;

(ii)	the proposed transferee holds all Authorisations that are necessary or desirable in connection with the substitution; and

(iii)	the Borrower is not prohibited from contracting with the proposed transferee by any law of any relevant country.

(c)	On receipt of 4 counterparts of a Substitution Certificate the Facility Agent will (if it is satisfied that the substitution complies with clause 25.3) promptly:

(i)	notify the Borrower and each other Financier;

(ii)	countersign the counterparts on behalf of all other parties to this agreement;

(iii)	enter the transfer in a register kept by it; and

(iv)	retain one counterpart of the Substitution Certificate and deliver one counterpart to each of the transferor, transferee and the Borrower.

(d)	On the Substitution Certificate being countersigned by the Facility Agent in accordance with clause 25.4(c) the transferor will be relieved of its obligations to the extent and from the date specified in the Substitution Certificate and the transferee will be bound by the Finance Documents to the extent and from the date stated in the Substitution Certificate.

(e)	Each other party to this agreement irrevocably authorises the Facility Agent to sign each Substitution Certificate on its behalf and acknowledges that:

(i)	on a Substitution Certificate being countersigned by the Facility Agent in accordance with clause 25.4(c) it will be taken for all purposes to have consented to the contents of that certificate; and

(ii)	it will continue to be bound by the provisions of the Finance Documents accordingly.

(f)	Unless the Facility Agent otherwise agrees, no transfer of a Financier’s rights and obligations may be effected while any Drawdown Notice is current.

(g)	Each transferee Financier party to a Substitution Certificate must on the Substitution Date (as defined in the Substitution Certificate to which it is party as a “New Financier”) pay to the Facility Agent for its own account an administration fee of AUD 2,500.

25.5	Increased costs, Taxes and illegality

(a)	If any assignment or substitution of or with respect to all or any part of the rights or obligations of a Financier under the Finance Documents is made, or a change of Facility Office is made by any Financier, which results (or would but for this clause result) at the time of the substitution, transfer or change in amounts becoming payable under clauses 12.2 or 14.1 then the assignee, transferee or other Financier will be entitled to receive those amounts only to the extent that the assignor or transferor or the Financier acting through its previous Facility Office would have been so entitled had there been no such assignment, transfer or change. Nothing in this clause will affect the rights of a Financier under clauses 12.2 or 14.1 in relation to amounts which may become payable after the time of assignment, transfer or change.

(b)	No assignment or substitution of or with respect to all or any part of the rights or obligations of a Financier under the Finance Documents or change of Facility Office will be made if the assignee, transferee or other Financier would be entitled immediately afterwards to give notice under clause 13.

25.6	Sub-participation

Each Financier will be entitled to enter into any sub-participation or other arrangement with any third party relating to the Finance Documents which does not transfer to that third party any obligation or any legal or equitable interest in any of the rights arising under the Finance Documents.

25.7	Confidentiality - General

Subject to clause 25.8, each party to this agreement must not disclose any information concerning the contents of, or the transactions contemplated by, this agreement to any person who is not a party, except to the extent that:

(a)	(permitted by documents) the disclosure is expressly permitted by a Finance Document;

(b)	(consent of other parties) the other parties consent to the disclosure;

(c)	(public domain) the information is already in the public domain, unless it entered the public domain because of a breach of confidentiality by the party;

(d)	(employees and advisers) the disclosure is made on a confidential basis to the party’s officers, employees, agents, financiers or professional advisers, and is necessary for the party’s business, or is made to any related party of that party;

(e)	(comply with laws) the disclosure is necessary to comply with any applicable law, or an order of a court or tribunal;

(f)	(comply with directives) the disclosure is necessary to comply with a directive or request of any Government Agency or stock exchange (whether or not having the force of law) so long as a responsible person in a similar position would comply;

(g)	(obtain Authorisations) the disclosure is necessary or desirable to obtain an Authorisation from any Government Agency or stock exchange; or

(h)	(discovery and litigation) the disclosure is necessary or desirable in relation to any discovery of documents, or any proceedings before a court, tribunal, other Government Agency or stock exchange.

25.8	Disclosure to assignees or substitutes

(a)	Subject to paragraph (b), a Financier may:

(i)	disclose to a proposed assignee, substitute, sub-participant or securitisation or funding vehicle under clause 25, or any other person who proposes to enter into contractual relations with a Financier in relation to any Finance Document, any information about an Obligor which that Financier considers appropriate; and

(ii)	give a copy of any Finance Document to a proposed assignee, substitute, sub-participant or securitisation or funding vehicle under clause 25 or any other person described in paragraph (a)(i).

(b)	Any disclosure made under paragraph (a) must be made on the basis that the person to whom the information or document is disclosed must keep that information or document confidential as required by clause 25.7.

26.	Governing law and jurisdiction

26.1	Governing law

This agreement is governed by and must be construed according to the law applying in New South Wales.

26.2	Jurisdiction

(a)	Each Obligor irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales, and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this agreement.

(b)	Each Obligor irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 26.2(a).

27.	Miscellaneous

27.1	Certificate of Facility Agent

A certificate in writing signed by the Facility Agent, the Security Trustee or an officer of the Facility Agent or Security Trustee certifying the amount payable by an Obligor under this agreement or any Security or stating any other act, matter or thing relating to such document is conclusive and binding on each Obligor in the absence of manifest error on the face of the certificate.

27.2	Notices

(a)	All communications (including notices, consents, approvals, requests and demands) under or in connection with this agreement:

(i)	must be in writing;

(ii)	must be addressed to the address as set out below (or as otherwise notified by a party to the Facility Agent and the Borrower from time to time or when it becomes a party to this agreement), together with (in the case of any notice addressed to the Borrower or the Guarantors) a copy delivered to ResMed Inc. at 14040 Danielson Street, Poway, CA 92064, USA, marked for the attention of the General Counsel:

Borrower

Name:	ResMed Limited
Address:	1 Elizabeth Macarthur Drive
Bella Vista
NSW 2153
Australia
Fax:	(02) 8884 2015
For the attention of:	Chief Financial Officer

Financiers

As specified in Schedule 1 or in a Substitution Certificate

Guarantors

As specified in Schedule 2

Facility Agent

Address:	HSBC Centre
580 George Street
Sydney NSW 2000
Fax:	(02) 9006 5534
For the attention of:	Assistant Manager, Credit Operations

Security Trustee

Address:	HSBC Centre
580 George Street
Sydney NSW 2000
Fax:	(02) 9006 5534
For the attention of:	Assistant Manager, Credit Operations

(iii)	must be signed by any Authorised Officer of the Obligor making the communication or, in the case of a Finance Party, any officer whose title is or includes the word “Manager”, “Executive” or “Director”;

(iv)	are taken to be received by the addressee:

A.	(in the case of prepaid post) on the second Business Day after the date of posting;

B.	(in the case of fax) on receipt of a transmission report confirming successful transmission; and

C.	(in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 27.2(a)(ii).

(b)	Each communication sent under this clause 27.2 may be relied on by the recipient if the recipient, acting reasonably, believes the communication to be genuine and if it bears what appears to be the signature (original or facsimile) of an authorised signatory of the sender.

(c)	Any communication sent or received by the Borrower in accordance with this clause 27.2 will be taken to have been sent or received by each of the Obligors.

27.3	Continuing obligation

Each Finance Document constitutes a continuing obligation regardless of any settlement of account, intervening payment, express or implied revocation or any other matter or thing, until a final discharge has been given to the Obligors.

27.4	Settlement conditional

Any settlement or discharge between any Finance Party and the Obligors (or any Obligor) is conditional on any security or payment given or made by any Obligor or any other person in relation to the Obligations not being avoided, repaid or reduced by virtue of any Insolvency Provision. If a security or payment is so avoided, repaid or reduced, the relevant Finance Party is entitled to recover the value or amount from the Obligors subsequently as if the settlement or discharge had not occurred.

27.5	Further assurance

The Obligors on demand by the Facility Agent or the Security Trustee and at the entire cost and expense of the Obligors will perform all such acts and execute all such agreements, assurances and other documents and instruments as the Facility Agent or the Security Trustee, acting reasonably, requires to perfect or improve the rights and powers afforded or created, or intended to be afforded or created, by any Finance Document.

27.6	Severance

If at any time any provision of any Finance Document is or becomes illegal, invalid, void or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of that Finance Document; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of that Finance Document.

27.7	Remedies cumulative

The rights and remedies conferred by each Finance Document on the Finance Parties are cumulative and in addition to all other rights or remedies available to the Finance Parties by law or by virtue of any Finance Document.

27.8	Waiver

(a)	Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, any right, power, or remedy provided by law or under any Finance Document by any Finance Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under any Finance Document.

(b)	A waiver or consent given by a Finance Party under any Finance Document is only effective and binding on that Finance Party if it is given or confirmed in writing by that Finance Party.

(c)	No waiver of a breach of a term of a Finance Document operates as a waiver of another breach of that term or of a breach of any other term of any Finance Document.

27.9	Consents

A consent required under any Finance Document from a Finance Party may be given or withheld, or may be given subject to any conditions, as that Finance Party (in its absolute discretion) thinks fit, unless the Finance Document expressly provides otherwise.

27.10	Indemnities

(a)	Each indemnity in each Finance Document is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of the Finance Documents.

(b)	It is not necessary for any Finance Party to incur any expense or to make any payment before enforcing a right of indemnity conferred by any Finance Document.

27.11	Time of the essence

Time is of the essence in respect of any Obligor’s obligations under the Finance Documents.

27.12	Moratorium legislation

To the fullest extent permitted by law, all laws which at any time operate directly or indirectly to lessen or affect in favour of the Obligors any obligation under any Finance Document, or to delay or otherwise prevent or prejudicially affect the exercise by any Finance Party of any power or right under any Finance Document or otherwise, are expressly waived.

27.13	Binding on each signatory

Each Finance Document binds and is enforceable against each party despite:

(a)	any other party not executing a Finance Document or its execution being defective in any way; or

(b)	any obligation or liability of any other party under a Finance Document not being binding or enforceable against that party for any reason.

27.14	Counterparts

(a)	This agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this agreement, and all together constitute one agreement.

(b)	A party who has executed a counterpart of this agreement may exchange that counterpart with another party by faxing it to that other party and, if that other party requests it, promptly delivering that executed counterpart by hand or post to the other party. However, the validity of this agreement is not affected if that party who has faxed the counterpart delays in delivering or does not deliver it by hand or by post.

27.15	Entire agreement

To the extent permitted by law, in relation to its subject matter, the Finance Documents:

(a)	embody the entire understanding of the parties, and constitute the entire terms agreed by the parties; and

(b)	supersede any prior written or other agreement of the parties.

28.	No representation by or reliance

Each Obligor acknowledges that:

(a)	no Finance Party has any duty to supply it with information in relation to or affecting the other Obligors or any Finance Party before the date of this agreement or during the currency of any Finance Document; and

(b)	it has relied on its own inquiries as to the other Obligors, the nature and extent of the entire relationship between each of them and each Finance Party (whether or not recorded in the Finance Documents) and the nature and effect of the Finance Documents.

Schedule 1 - Original Financiers/Commitments

Financier		Tranche A Commitment		Tranche B Commitment		Tranche C Commitment		Tranche D Commitment
Name:	The HongKong and Shanghai Banking Corporation Limited, Sydney Branch	EUR	37,750,000	USD	15,000,000	USD	30,000,000	USD	50,000,000

ABN number:	65 117 925 970

Address for notices:	HSBC Centre 580 George Street Sydney NSW 2000

Fax:	(02) 9006 5534

For the attention of:	Assistant Manager, Credit Operations

TOTAL COMMITMENTS:		EUR	37,750,000	USD	15,000,000	USD	30,000,000	USD	50,000,000

Schedule 2 - Original Guarantors

Name:	ResMed SAS
Address for notices:	Parc Technologique de Lyon,
292 Allee Jacques Monod
69791 Saint-Priest Cedex
France
Fax:	+ 33 (0) 4 26 10 03 00
For the attention of:	Financial Controller

Name:	ResMed GmbH & Co. KG
Address for notices:	Fraunhoferstraße 16
82152 Martinsried
Federal Republic of Germany
Fax:	+49 89 9901 10 55
For the attention of:	Financial Controller

Name:	ResMed (UK) Limited
Company number:	02863553
Address for notices:	96 Milton Park
Abingdon
Oxfordshire
OX14 4RY
United Kingdom
Fax:	+44 (0) 1235 831 336
For the attention of:	Financial Controller

Name:	Take Air Medical Handels-GmbH
Address for notices:	Haferwende 40
28357 Bremen
Federal Republic of Germany
Fax:	+ 49 42 1489 93 10
For the attention of:	Financial Controller

Name:	ResMed Inc.
Address for notices:	14040 Danielson Street
Poway CA 92064
USA
Fax:	+1 858 746 2830
For the attention of:	General Counsel

Name:	ResMed Corp.
Address for notices:	14040 Danielson Street
Poway CA 92064
USA
Fax:	+1 858 746 2830
For the attention of:	General Counsel

Schedule 3 - Documentary conditions precedent

1.	A certified copy of the Constitution of the Borrower.

2.	A certified copy of a resolution of the directors of the Borrower:

(a)	approving the Facilities and authorising the execution by the Borrower of this agreement and of each other Finance Document to which the Borrower is a party and the performance by the Borrower of its obligations under those Finance Documents; and

(b)	appointing an Authorised Officer or Authorised Officers.

3.	An original power of attorney for the execution of each Finance Document to which it is a party from the Borrower executed under common seal or by two directors or a director and a secretary of the Borrower.

4.	The Finance Documents duly executed by all parties and, if necessary, stamped and in registrable form.

5.	Payment of any stamp duty or filing costs in relation to each of the Finance Documents.

6.	Such corporate documents (including constituent documents, extracts of minutes of directors meetings and powers of attorney) in relation to each Obligor (other than the Borrower) as the Facility Agent may require.

7.	A copy of the “registre de mouvements de titres” (shareholders’ register) of SAIME dated and certified as true by an authorised representative of SAIME.

8.	A copy of the “statuts” of SAIME dated and certified as true by an authorised representative of SAIME.

9.	An original k-bis extract for SAIME dated no less than three months from the date of this agreement.

10.	A copy of the latest annual accounts of SAIME dated 30 June 2004 dated and certified as true by an authorised representative of SAIME.

11.	A copy of (and of all applications for) any and all approvals, consents, licences, exemptions and other requirements of Government Authorities required for the entry into or performance of the Finance Documents by any Obligor.

12.	Legal opinion, addressed to the Facility Agent, from lawyers to the Facility Agent in each of Australia, France, Germany and the United Kingdom covering such matters as to the Obligors and the Finance Documents as the Facility Agent may reasonably require.

13.	Legal opinions, addressed to the Facility Agent, from US counsel to the Group, covering such matters as the Facility Agent may reasonably require.

14.	Payment of the costs and disbursements of the Finance Parties (both Australian and offshore) in connection with the negotiation and execution of the Finance Documents.

For the purposes of this Schedule, “certified” means a copy certified to be such by a director, secretary or officer of the relevant Obligor.

Schedule 4 - Form of Drawdown Notice

To:	HSBC Bank Australia Limited ABN 48 006 434 162 as Facility Agent

From:	ResMed Limited ABN 30 003 765 142

Date: [                    ]

DRAWDOWN NOTICE

Syndicated Facility Agreement dated [                    ] (“Syndicated Facility Agreement”)

Dear Sirs

We give you notice under clause 4.1 of the Syndicated Facility Agreement that the Borrower wishes to draw an Advance as follows:

Drawdown Date:	[date]

Tranche:	[A/B/C/D]

Currency:	AUD/USD/EUR/GBP [Which must be a Permitted Currency]

Amount:	[amount]

Purpose:	[purpose]

Interest Period:	[1, 2 or 3 months]

Payment Instructions:	[insert]

We confirm that each condition specified in clauses 3.1 and 3.2 is satisfied on the date of this Drawdown Notice and will be satisfied on the proposed Drawdown Date.

Terms used in this Drawdown Notice and defined in the Facility Agreement have the same meaning in this Drawdown Notice as in the Facility Agreement.

Yours faithfully

[Authorised Officer]

For and on behalf of ResMed Limited

Schedule 5 - Substitution Certificate

Substitution Certificate made on

By	[ ] ABN [ ] of [ ]

(“Existing Financier”)

[ ] ABN [ ] of [ ]

(“New Financier”)

HSBC Bank Australia Limited ABN 48 006 434 162 of HSBC Centre, 580 George Street, Sydney NSW 2000 for itself and as agent for each party under the Facility Agreement

(“Facility Agent”)

Background

The New Financier wishes to assume [some/all] of the Existing Financier’s Commitments under the Facility Agreement.

1.	Definitions and interpretation

1.1	Definitions

In this certificate:

“Facility Agreement” means the agreement entitled “Syndicated Facility Agreement” dated [                    ] between ResMed Limited ABN 30 003 765 142 as the “Borrower”, each person listed in Schedule 1 as an “Original Financier”, HSBC Bank Australia Limited ABN 48 006 434 162 as Facility Agent and HSBC Bank Australia Limited ABN 48 006 434 162 as Security Trustee as amended and restated on [            ] 2008, including any supplements and amendments and also any Substitution Certificates entered into in accordance with that agreement.

“Substituted Commitments” means the Commitments specified as such in Schedule 1 of this certificate.

“Substituted Obligations” means obligations identical to the obligations of the Existing Financier under the Finance Documents in relation to the Substituted Commitments and the Substituted Portion.

“Substituted Portion” means the amount of each outstanding Advance specified as such in Schedule 2 of this certificate.

“Substituted Rights” means Powers identical to the Powers of the Existing Financier under the Finance Documents in relation to the Substituted Commitments and the Substituted Portion.

“Substitution Date” means the later of the date on which this certificate is executed by the Facility Agent or a later date as the parties to this certificate may agree in writing.

1.2	Interpretation

(a)	A reference in this certificate to “identical” obligations or Powers is a reference to the character of those obligations or Powers rather than to the identity of the person obliged to perform them or entitled to them.

(b)	Unless otherwise defined, expressions used in this certificate have the meanings given to them in the Facility Agreement.

(c)	For the purposes of this certificate, references in this certificate to Finance Document shall exclude the Working Capital Agreements.

1.3	Finance Documents

This certificate is a Finance Document.

2.	Representation

The Existing Financier represents and warrants to the New Financier that as at the Substitution Date the Existing Financier’s Commitments under the Facility Agreement are sufficient to permit the substitution of obligations and Powers under this certificate.

3.	Substituted Obligations

(a)	The Existing Financier is released from the Substituted Obligations with effect on and from the Substitution Date, provided that the Existing Financier will remain bound by its obligations under the Finance Documents which accrue before the Substitution Date.

(b)	The New Financier undertakes to the Existing Financier, the other Finance Parties and the Obligors that it will assume the Substituted Obligations on and from the Substitution Date.

4.	Substituted rights

The Existing Financier will no longer be entitled to the Substituted Rights or the Substituted Portion and the New Financier will become entitled to the Substituted Rights and the Substituted Portion with effect on and from the Substitution Date.

5.	Effect on Finance Documents

The parties agree that with effect on and from the Substitution Date:

(a)	the New Financier and each party to each Finance Document will assume obligations towards each other, and have Powers in relation to each other, determined on the basis that the obligations of the New Financier are the Substituted Obligations and the Powers of the New Financier are the Substituted Rights (together with the obligations and Powers of the New Financier existing immediately before the Substitution Date, if any);

(b)	the Existing Financier will be released from its obligations under each of the Finance Documents accruing on and after the Substitution Date to the extent of the Substituted Obligations and it will cease to be entitled to exercise any Powers under the Finance Documents arising on or after the Substitution Date in respect of the Substituted Rights; and

(c)	the New Financier will be deemed a party to each Finance Document to which the Existing Financier is a party as a Financier with Commitments equal to the aggregate of the Substituted Commitments and the Commitments of the New Financier immediately before the Substitution Date, if any.

6.	No effect on accrued rights and obligations

Save as expressly provided, this certificate will not affect the Existing Financier’s Powers arising, and obligations accrued, before the Substitution Date.

7.	Reliquefication bills

Nothing contained in this certificate releases, relieves or otherwise affects the obligations and the Powers of the Existing Financier in respect of Bills drawn under clause 9 of the Facility Agreement. The New Financier will not assume any obligations, or acquire any Powers, in respect of those Bills.

8.	Payments

8.1	Consideration

The Existing Financier and the New Financier will agree separately between themselves the amounts (if any) payable from one to the other in relation to the substitution of obligations and Powers under this certificate.

8.2	Facility Agent

On and from the Substitution Date the Facility Agent:

(a)	will make all payments received by it in respect of the Substituted Commitments, Substituted Obligations, Substituted Rights and Substituted Portion to the New Financier; and

(b)	treat the New Financier as Financier with Commitments equal to the aggregate of the Substituted Commitments and the Commitments of the New Financier immediately before the Substitution Date, if any.

9.	Independent assessment

(a)	Without limiting clause 5 of this certificate, the New Financier agrees that clause 21.19 of the Facility Agreement binds it as if the references in that clause to “any Finance Document” included this certificate and the references to the “Facility Agent or the Security Trustee” included the Existing Financier.

(b)	Nothing in any Finance Document obliges the Existing Financier to:

(i)	accept a retransfer of any of the rights and obligations transferred pursuant to this certificate; or

(ii)	support any losses directly or indirectly incurred by the New Financier by reason of the non-performance by any Obligor or any other person of its obligations under the Finance Documents or otherwise.

10.	Acknowledgements

The New Financier acknowledges that it has received a complete and current copy of each Finance Document together with all other documents and information as it reasonably requires in connection with entry into this certificate.

11.	Governing law

This certificate is governed by and must be construed accordingly to the law applying in New South Wales.

Schedule 1: Commitments

	Tranche A Commitment	Tranche B Commitment	Tranche C Commitment	Tranche D Commitment	Total Commitment
Substituted Commitments

Schedule 2: Advances

	Total Outstanding	Substituted Portion
Tranche A Advances	[ ]	[ ]

Tranche B Advances	[ ]	[ ]

Tranche C Advances	[ ]	[ ]

Tranche D Advances	[ ]	[ ]

Signed as an agreement.

To be signed by Existing Financier, New Financier and Facility Agent.

Signed as an agreement.

Borrower

Signed for and on behalf of ResMed Limited ABN 30 003 765 142 by its Attorney under a Power of Attorney dated , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Original Financier

Signed for and on behalf of The Hongkong and Shanghai Banking Corporation Limited, Sydney Branch ABN 65 117 925 970 by its Attorney under a Power of Attorney dated , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Facility Agent

Signed for and on behalf of HSBC Bank Australia Limited ABN 48 066 434 162 by its Attorney under a Power of Attorney dated , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full

Security Trustee

Signed for and on behalf of HSBC Bank Australia Limited ABN 48 066 434 162 by its Attorney under a Power of Attorney dated , and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney, in the presence of:
Signature of Attorney

Signature of Witness	Name of Attorney in full

Name of Witness in full